PURCHASE AND SALE AGREEMENT

BETWEEN

BILL BARRETT CORPORATION

AS SELLER

AND
ENERVEST ENERGY INSTITUTIONAL FUND XIII-A, L.P.,
ENERVEST ENERGY INSTITUTIONAL FUND XIII-WIB, L.P., AND
ENERVEST ENERGY INSTITUTIONAL FUND XIII-WIC, L.P.

AS BUYER

October 22, 2013

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EXHIBITS AND SCHEDULES

Exhibit A-1	Leases and Lands
Exhibit A-2	Surface Use Agreements
Exhibit B	Wells
Exhibit C	Allocated Values
Exhibit D	Form of Assignment and Bill of Sale
Exhibit E-1	Form of Warranty Deed (Medicine Springs Ranch)
Exhibit E-2	Form of Warranty Deed (Medicine Springs Ranch)
Exhibit E-3	Form of Warranty Deed (Fasselin Ranch)
Exhibit E-4	Form of Quitclaim Deed (Water Rights) (Medicine Springs Ranch)
Exhibit E-5	Form of Quitclaim Deed (Water Rights) (Fasselin Ranch)
Exhibit F	Form of Transition Services Agreement
Exhibit G	Description of Seismic
Exhibit H	Buyer’s Proportionate Shares

Schedule 1.02(d)	Water Rights
Schedule 1.02(g)	Fee Surface Interests and Related Grazing Rights
Schedule 1.02(i)	Production Imbalances
Schedule 5.06	Litigation
Schedule 5.08	Authorizations for Expenditures
Schedule 5.10	Material Contracts
Schedule 5.13	Bonds
Schedule 5.14	Wellsites Requiring Surface Restoration
Schedule 5.19	Permit Matters (Including Environmental Permits)
Schedule 7.04	Consents to Assignment of Contracts

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Table of Defined Terms

Agreement	1	includes and including	62
Allocated Values	7	Independent Expert	20
Assets	1	Information	25
Assignment	12	Interest	2
Assumed Obligations	47	Interests	2
Breach	62	Interim Operating Expenses	38
Business Employees	33	JPMorgan Chase Liens	14
Buyer	1	knowledge	62
Buyer’s Closing Certificate	44	Lands	2
Buyer’s Closing Documents	28	Laws	13
Buyer’s Environmental Review	15	Lease	2
Casualty	57	Leases	2
Casualty Loss	57	Marketable Title	9
CERCLA	18	material	62
Claims	50	Material Adverse Effect	62
Closing	37	Material Contract	23
Closing Date	37	Net Revenue Interest	9
COBRA	34	New Employee	33
Contracts	3	NORM	57
Deposit	6	Notice of Disagreement	40
Digital Records	35	Notification Date	8
disposal	18	OPA	18
Documents	58	Operating Company	29
Dry Canyon Compressor Incident	26	Parties	1
Dry Canyon Environmental Release	17	Party	1
DTPA	58	Permits	2
Effective Time	8	Permitted Encumbrances	12
Environmental Defect	17	Plugging and Abandonment Obligations	49
Environmental Defect Value	18	Production Imbalances	8
Environmental Information	17	Proportionate Share	1
Environmental Laws	17	Purchase Price	6
Environmental Obligations	50	Purchase Price Allocations and Adjustments	39
Equipment	3	RCRA	18
Escrow Account	6	Records	3
Escrow Agent	6	release	18
Escrow Agreement	6	Representatives	51
Excluded Assets	4	Retained Obligations	48
Fee Surface Conveyances	14	Sale-Leaseback Agreement	32
Fee Surface Interests	3	Seismic	1
FERC	24	Seller	1
Final Settlement Date	40	Seller’s Closing Certificate	43
Final Settlement Statement	40	Seller’s Closing Documents	22
Governmental Authority	17	Settlement Statement	39
Group Health Plan	33	Surface Agreements	2
hazardous substance	18	Tax	63
Hydrocarbons	2	Title Benefit	14

Table of Defined Terms
(continued)

Title Benefit Value	15
Title Defect	9
Title Defect Value	10
Transition Services Agreement	31
Transporter	31
Water Rights	2
Water Rights Conveyances	14
Wells	2
WIC	32
Working Interest	10

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 22nd day of October, 2013, by and between BILL BARRETT CORPORATION, a Delaware corporation (“Seller”), on the one hand, and ENERVEST ENERGY INSTITUTIONAL FUND XIII-A, L.P., ENERVEST ENERGY INSTITUTIONAL FUND XIII-WIB, L.P., and ENERVEST ENERGY INSTITUTIONAL FUND XIII-WIC, L.P., each a Delaware limited partnership, (collectively, “Buyer”), on the other hand. Seller and Buyer are collectively referred to herein as the “Parties,” and are sometimes referred to individually as a “Party.”
R E C I T A L S:
WHEREAS, Seller owns certain oil and gas leases located in the West Tavaputs area of Utah and certain associated assets as defined and more fully described below in Section 1.02 (collectively, the “Assets”); and
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, in their respective undivided proportionate interests set forth opposite each Buyer’s name in Exhibit H hereto (each Buyer’s “Proportionate Share”) the Assets, upon the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of Ten Dollars ($10.00) cash in hand paid and of the mutual benefits derived and to be derived from this Agreement by each Party, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:
ARTICLE 1
ASSETS

Section 1.01    Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Seller, and Seller agrees to sell the Assets to Buyer. In addition, Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer an undivided and unrestricted ownership interest in and to all seismic data, records and information related to, associated with or that is a part of the seismic data set described on Exhibit G (the “Seismic”), it being the intent that such interest shall carry all of the rights and benefits of ownership currently held by Seller and that such interest shall not be restricted in any way, including without limitation, by way of use, disclosure, or ability to license or otherwise transfer. Seller represents and warrants to Buyer that it has (and Buyer will have) good and marketable title to the Seismic, free and clear of all liens and encumbrances, and that the transfer of the Seismic to Buyer and Buyer’s undivided and unrestricted ownership of the Seismic (including without limitation, use, disclosure and ability to license or otherwise transfer) will not infringe upon the rights of any other party.
Section 1.02    Assets. Subject to Section 1.03, the term “Assets” shall mean all of Seller’s right, title and interest in and to:
(a)    the oil, gas and other mineral leases described on Exhibit A-1 (collectively referred to as the “Leases” or, singularly, as a “Lease”) and any overriding royalty interests, royalty interests, fee mineral interests, non-working or carried interests, operating rights, and other rights and interests described in Exhibit A-1, together with the lands covered thereby or pooled, communitized or unitized therewith (the “Lands”), and all oil, gas, associated liquids, other hydrocarbons and other lease substances (“Hydrocarbons”) that may be produced and saved from the Leases and from any lands pooled, communitized, or unitized therewith (the Leases, the Lands, and the Hydrocarbons described above being collectively referred to as the “Interests” or, singularly, an “Interest”);
(b)    all easements, rights-of-way, servitudes, surface leases, surface use agreements, water disposal or handling agreements, agreements pertaining to water wells, and other rights or agreements related to the use of the surface and subsurface, in each case to the extent used in connection with the operation of the Interests, recorded or unrecorded, including those described on Exhibit A-2 (collectively, the “Surface Agreements”);
(c)    to the extent assignable or transferable, all permits, licenses, franchises, consents, approvals, and other similar rights and privileges, in each case to the extent used in connection with the operation of the Interests (collectively, the “Permits”);
(d)    those water rights described on Schedule 1.02(d) (collectively, the “Water Rights”);
(e)    all equipment, machinery, fixtures, spare parts, inventory, and other personal property (including Seller’s leasehold interests therein subject to any necessary consents to assignment) used in connection with the operation of the Interests or in connection with the production, treatment, compression, gathering, transportation, sale, or disposal of Hydrocarbons and any water, by-products, or waste produced therewith or otherwise attributable thereto produced from or attributable to the Interests; all wells located on the Leases or the Lands or on lands pooled, communitized, or unitized therewith, whether producing, shut in, or abandoned, and whether for production, produced water injection or disposal, monitoring, or otherwise, and including those wells described in Exhibit B, together with all of Seller’s interests within the spacing, producing, proration, federal exploratory, enhanced recovery, or governmentally prescribed unit attended to the Wells (collectively, the “Wells”), and the wellhead equipment, telemetry and SCADA equipment (excluding the server associated with the SCADA equipment), pumps, pumping units, flowlines, gathering systems, pipe, tanks, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials and supplies used in connection with the Interests

(collectively, the “Equipment”). For the avoidance of doubt, the Assets do not include title to or ownership of the assets that are leased by Seller pursuant to the Sale-Leaseback Agreement, but include the Sale-Leaseback Agreement itself;
(f)    to the extent assignable or transferable, (i) all agreements described in Section 1.02(b), and all contracts, agreements, drilling contracts, equipment leases, production sales and marketing contracts, farm-out and farm-in agreements, operating agreements, unit agreements, gas marketing, gas gathering, processing and transportation (intrastate and interstate) agreements, and (ii) equipment leases and rental contracts (including truck lease agreements covering only those trucks used as of the Closing Date by New Employees), and other contracts, agreements, and arrangements relating to the Assets, including the contracts listed on Schedule 5.10 insofar as they relate directly to the Assets described in Section 1.02(a) through Section 1.02(e) (collectively, the “Contracts”), provided, however, that the term “Contracts” shall not include the Leases and the Surface Agreements;
(g)    the fee surface interests and related grazing rights described on Schedule 1.02(g) (the “Fee Surface Interests”);
(h)    all files, records, and data relating to the items described in Section 1.02(a) through Section 1.02(g) maintained by Seller including the following, if and to the extent that such files exist: all books, records, reports, manuals, files, title documents (including correspondence), records of production and maintenance, revenue, sales, expenses, warranties, lease files, land files, well files, division order files, abstracts, title opinions, assignments, reports, property records, contract files, operations files, copies of tax and accounting records (but excluding Federal and state income tax returns and records) and files, maps, core data, hydrocarbon analysis, well logs, mud logs, field studies together with other files, contracts, and other records and data including all geologic maps, including any interpretations, analyses and reports related thereto, but excluding from the foregoing those files, records, and data subject to written unaffiliated third-party contractual restrictions on disclosure or transfer for which no consent to disclose or transfer has been received, or to the extent such disclosure or transfer is subjected to payment of a fee or other consideration for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable (subject to such exclusions, the “Records”). To the extent that any of the foregoing records contain interpretations of Seller, Buyer agrees to rely on such interpretations at its sole risk and without any duty on the part of Seller regarding such interpretations; and
(i)    all Production Imbalances, including those set forth on Schedule 1.02(i), as of the Effective Time.
Section 1.03    Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved, and excluded from the sale, transfer, and assignment contemplated hereby the following excluded properties, rights, and interests (collectively, the “Excluded Assets”):
(a)    all trade credits and all accounts, instruments, and general intangibles attributable to the Assets with respect to any period of time prior to the Effective Time;
(b)    except for those Claims or rights against a third party for which Buyer has agreed to indemnify Seller pursuant to the terms of this Agreement, all Claims of Seller,
(i)    arising from acts, omissions, or events, or damage to or destruction of property, occurring prior to the Effective Time,
(ii)    arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds), or
(iii)    with respect to any of the other Excluded Assets;
(c)    all rights and interests of Seller,
(i)    under any policy or agreement of insurance or indemnity,
(ii)    under any bond, or
(iii)    to any insurance or condemnation proceeds or awards arising in each case from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time, including all insurance proceeds related to the Dry Canyon Compressor Station Incident;
(d)    all Hydrocarbons produced from or otherwise attributable to the Interests (including those barrels of condensate that Seller has produced prior to the Effective Time but not yet sold from the Wells), with respect to all periods prior to the Effective Time, together with all proceeds from the sale of such Hydrocarbons and all Tax credits attributable thereto, in each case to be verified with tank straps, gauge sheets, electronic monitoring, regulatory records or any other verifiable means;
(e)    all Claims of Seller for refunds of or loss carry forwards with respect to:
(i)    ad valorem, severance, production, or any other Taxes attributable to any period prior to the Effective Time,
(ii)    income, gross margin, or franchise Taxes,

(iii)    any Taxes attributable to the other Excluded Assets, and such other refunds, and rights thereto, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any gas gathering or transportation agreement;
(f)    all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;
(g)    all proceeds, income, or revenues (and any security or other deposits made) attributable to the Assets for any period prior to the Effective Time, or any other Excluded Assets;
(h)    all of Seller’s proprietary technology and improvements, proprietary or licensed computer software, patents, trade secrets, copyrights, names, trademarks, logos, and other intellectual property, including the server associated with the SCADA equipment, but excluding the SCADA equipment itself;
(i)    all documents and instruments of Seller that may be protected by the attorney-client privilege, work product doctrine, or other privilege;
(j)    data, information, and other property, rights, or interests that cannot be disclosed or assigned to Buyer as a result of confidentiality or similar arrangements for which no consent to disclose or assign has been received, or to the extent such disclosure or assignment is subject to payment of a fee or other consideration, for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;
(k)    all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or to any of the other Excluded Assets;
(l)    all corporate, income tax, and financial records of Seller not included in the Records;
(m)    all agreements providing for options, swaps, floors, caps, collars, forward sales, or forward purchases involving commodities or commodity prices, or indices based on any of the foregoing and all other similar agreements and arrangements; and
(n)    the firm transportation agreements with Ruby Pipeline, L.L.C. and Wyoming Interstate Gas Company (Overthrust) only.
ARTICLE 2
PURCHASE PRICE

Section 2.01    Purchase Price. The total consideration for the purchase, sale, and conveyance of the Assets and the Seismic to Buyer and Buyer’s assumption of the Assumed

Obligations and all other liabilities provided for in this Agreement, is Buyer’s payment to Seller of the sum of Three Hundred Twenty-Five Million Four Hundred Sixty-six Thousand Fifty Dollars ($325,466,050.00) (the “Purchase Price”), as adjusted in accordance with the provisions of this Agreement.
Section 2.02    Deposit.
(o)    No later than five (5) business days after the execution and delivery of this Agreement, Purchaser will deliver or cause to be delivered to an account (the “Escrow Account”) with JPMorgan Chase Bank, N.A. (the “Escrow Agent”), a wire transfer in the amount equal to Sixteen Million Two Hundred Fifty-Five Thousand Dollars ($16,255,000.00) (the “Deposit”) to be held, invested, and disbursed in accordance with the terms of this Agreement and an escrow agreement of even date herewith among Seller, Buyer, and Escrow Agent (the “Escrow Agreement”). The balance in the Escrow Account shall be distributed to Seller in accordance with Section 10.07(o) and Section 10.08(j) if the Closing occurs or shall be otherwise distributed in accordance with the terms of this Section 2.02.
(p)    Subject to the proviso set forth in Section 11.01, if this Agreement is terminated by Seller pursuant to Section 11.01(b), but only as to a condition to Closing described in Section 8.01, Section 8.02, Section 8.03 or Section 8.04, and Seller does not waive the non-satisfaction of that particular condition to Closing, Seller and Buyer shall promptly instruct the Escrow Agent to distribute the Deposit to Seller as liquidated damages, which remedy shall be the sole and exclusive remedy available to Seller for Buyer’s failure to perform its obligations under this Agreement, and Seller expressly waives any and all other remedies, legal or equitable, that it otherwise may have for Buyer’s breach of this Agreement or failure or refusal to close. Buyer and Seller acknowledge and agree that (i) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (ii) the Deposit is a reasonable estimate of such actual damages, and (iii) such liquidated damages do not constitute a penalty.
(q)    Subject to the proviso set forth in Section 11.01, if this Agreement is terminated (i) by Buyer pursuant to Section 11.01(c) and Buyer does not waive the non‑satisfaction of any conditions to Closing set forth in ARTICLE 9 or (ii) by Buyer or Seller pursuant to Section 11.01(a), Section 11.01(d), Section 11.01(e), Section 11.01(f) or Section 11.01(g), then Seller and Buyer shall promptly instruct the Escrow Agent to distribute the balance in the Escrow Account to Buyer. Buyer and Seller shall thereupon have the rights and obligations set forth elsewhere herein.
(r)    If all conditions precedent to the obligations of Seller set forth in ARTICLE 8 have been met, then notwithstanding any provision in this Section 2.02 to the contrary, if Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise Breaches this Agreement in any respect prior to Closing, and Buyer is ready and otherwise able to close, at

Buyer’s sole election, either (i) Seller and Buyer shall promptly instruct the Escrow Agent to distribute the balance in the Escrow Account to Buyer, or (ii) Buyer shall have the right to pursue specific performance of this Agreement, provided that Buyer must give Seller written notice within thirty (30) business days after the date set for Closing in Section 10.01 of Buyer’s election to pursue specific performance. If Buyer elects to pursue specific performance, Buyer must pursue specific performance as its sole and exclusive remedy in lieu of all other legal and equitable remedies. If Buyer fails to timely notify Seller of Buyer’s election to pursue specific performance or if Buyer is unsuccessful for any reason, then Seller and Buyer shall promptly instruct the Escrow Agent to distribute the balance in the Escrow Account to Buyer. Buyer and Seller shall thereupon have the rights and obligations set forth elsewhere herein.
Section 2.03    Allocated Values. The Purchase Price is allocated to the Wells and undeveloped locations on a well-by-well or location-by-location basis, as set forth on Exhibit C (the “Allocated Values”). In no event shall the aggregate of the Allocated Values exceed the unadjusted Purchase Price. Seller and Buyer agree that the Allocated Values shall be used to compute any adjustments to the Purchase Price pursuant to the provisions of ARTICLE 4. Any adjustment to the Purchase Price hereunder shall be reflected in the allocation set forth in Exhibit C consistent with Treasury Regulation Section 1.1060-IT(f). For tax purposes, the Parties agree to report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, including the allocations set forth above as of the Closing Date, and that neither Party will take any position inconsistent therewith, including in any tax return, refund claim, litigation, arbitration, or otherwise.
Section 2.04    Section 1031 Like-Kind Exchange. Seller and Buyer hereby agree that Seller shall have the right at any time prior to completion of all the transactions that are to occur at Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(iii) of the Treasury Regulations) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986. Likewise, Buyer shall have the right at any time prior to completion of all the transactions that are to occur at Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary for the same purpose. If Seller assigns all or any of its rights under this Agreement for this purpose, Buyer agrees to (a) consent to Seller’s assignment of its rights in this Agreement, which assignment shall be in a form reasonably acceptable to Buyer, and (b) pay the Purchase Price (or a designated portion thereof as specified by Seller) into a qualified escrow or qualified trust account at Closing as directed in writing. If Buyer assigns all or any of its rights under this Agreement for this purpose, Seller agrees to (i) consent to Buyer’s assignment of its rights in this Agreement, which assignment shall be in a form reasonably acceptable to Seller, (ii) accept the Purchase Price from the qualified escrow or qualified trust account at Closing, and (iii) at Closing, convey and assign directly to Buyer the Assets (or any portion thereof) as directed by Buyer. Seller and Buyer acknowledge and agree that any assignment of this Agreement (or any rights hereunder) to a Qualified Intermediary shall not release any Party from any of its respective liabilities and obligations hereunder, and that neither Party represents to the other Party that any particular tax treatment will be given to any Party as a result thereof. The Party electing to assign all or any of its rights under this Agreement pursuant to this Section 2.04 shall defend, indemnify, and hold harmless the other Party and its Affiliates from all Claims relating to such election.
ARTICLE 3
EFFECTIVE TIME

Section 3.01    Ownership of Assets. If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date, but effective for all purposes as of 7:00 a.m. Mountain Time on August 1, 2013 (the “Effective Time”).
Section 3.02    Production Imbalances. Upon Closing, subject to the adjustments described in Section 10.02(b)(vii), Buyer shall assume the positions of Seller with respect to all gas imbalances and make-up obligations related to the Assets regardless of whether such imbalances or make-up obligations arise before or after the Effective Time, at the wellhead, pipeline, gathering system, or other location, and regardless of whether the same arise under contract or otherwise (“Production Imbalances”). Seller’s Production Imbalance position as of the Effective Time is set forth on Schedule 1.02(i). As a result of such assumption, Buyer shall (a) be entitled to receive any and all benefits that Seller would have been entitled to receive by virtue of its position, including rights to produce and receive volumes of production in excess of volumes that it would otherwise have been entitled to produce and to receive cash gas balancing by virtue of ownership of the Assets, (b) be obligated to suffer any detriments or losses that Seller would have been obligated to suffer by virtue of such position, including the obligation to deliver to others production volumes that would have otherwise been attributable to its ownership of the Assets, to deliver production to purchasers thereof without Buyer receiving full payment therefor, or to make cash balancing payments or to repay any take or pay payments, and (c) be responsible for any and all royalty obligations and other burdens with respect to such Production Imbalances; provided however, nothing in this Section 3.02 shall relieve Seller from any royalty obligation affecting payment Seller has actually received for production occurring prior to the Effective Time.
ARTICLE 4
TITLE AND ENVIRONMENTAL MATTERS

Section 4.01    Examination Period. From the date of this Agreement through 5:00 p.m. Mountain Time on December 3, 2013 (the “Notification Date”), Seller shall permit Buyer and/or its Representatives to examine during normal business days and hours at a location designated by

Seller, all abstracts of title, title opinions, title files, ownership maps, lease, Well, and division order files, assignments, operating, and accounting records and all Leases, Surface Agreements, Permits, Contracts, and other agreements, data, analyses, and information pertaining to the Assets insofar as the same may now be in existence and in the possession of Seller (or Representatives of Seller), subject to such restrictions upon disclosure as may exist under confidentiality or other agreements binding upon Seller and relating to the data. If there are any documents that Seller cannot provide Buyer due to a confidentiality requirement, Seller shall describe to Buyer the withheld documents and cooperate with Buyer to obtain access thereto from the third party if Buyer so requests.
Section 4.02    Title Defects. The term “Title Defect” means any encumbrance on, encroachment on, irregularity in, defect in, or objection to Seller’s ownership of the Assets (excluding Permitted Encumbrances) that causes Seller not to have Marketable Title to a particular Well or undeveloped location, all as described on Exhibit C. The term “Marketable Title” means such ownership by Seller in the Assets (except as to the Fee Surface Interests and the Water Rights) that, subject to and except for the Permitted Encumbrances, is free of restrictions that would prevent the development of Hydrocarbons from the Assets consistent with current practices and:
(a)    entitles Seller to receive not less than the percentage set forth on Exhibit C as Seller’s Net Revenue Interest of all Hydrocarbons produced, saved, and marketed from any Well or undeveloped location, all without reduction, suspension, or termination of such interest throughout the productive life of such Asset, except as specifically set forth on Exhibit C;
(b)    obligates Seller to bear not greater than the percentage set forth on Exhibit C as Seller’s Working Interest of the costs and expenses relating to the exploration, maintenance, development, and operation of any Well or undeveloped location, all without increase throughout the productive life of such Asset, except as specifically set forth on Exhibit C;
(c)    is free and clear of all liens and encumbrances;
(d)    entitles Buyer to use, without subjecting Buyer to a valid Claim of trespass, all roads, power lines, pits, reservoirs, and pipelines (water and Hydrocarbon) necessary for the operation of the Assets as they are currently being used by Seller;
(e)    as to the Fee Surface Interests, “Marketable Title” means good and marketable title, free and clear of all liens and encumbrances, but subject to the Permitted Encumbrances; and
(f)    the Water Rights will be conveyed by either a quitclaim deed or transfer on a Governmental Authority form without any warranty of title, other than that in Section 5.29.
“Net Revenue Interest” means with respect to any Asset as of the Effective Time, the interest in and to all Hydrocarbons produced, saved, and sold from or allocated to such Asset, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, and other burdens upon, measured by, or payable out of, production therefrom. “Working Interest” means with respect to any Asset as of the Effective Time the interest in and to such Asset that is burdened with the obligation to bear and pay costs and expenses of maintenance, development, or operations on or in connection with such Asset.
Section 4.03    Notice of Title Defects. Buyer shall provide Seller notice of all purported Title Defects no later than 5:00 p.m. Mountain Time on the Notification Date; provided, however, that (1) Buyer agrees that it will use reasonable efforts to furnish Seller, as soon as practicable until the Notification Date, written notice of any Title Defect that Buyer discovers or learns about during that week, which notice may be preliminary in nature and supplemented prior to the Notification Date, and (2) the failure of Buyer to give Seller such preliminary notice will not waive any Title Defects. To be effective, such notice must (a) be in writing, (b) be received by Seller on or prior to the Notification Date, (c) describe the Title Defect in reasonable detail (including any alleged variance in the Net Revenue Interest or Working Interest), (d) identify the specific Asset or Assets affected by such Title Defect, (e) include the Title Defect Value and supporting calculations prepared by Buyer in good faith, (f) provide Buyer’s suggested means to address the Title Defect, including any suggested curative work, and (g) comply with the limitations and Title Defect Value qualifications set forth in Section 4.13. ANY MATTERS THAT MAY CONSTITUTE TITLE DEFECTS (EXCEPT THOSE COVERED BY THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT, BY THE WARRANTY IN THE WARRANTY DEEDS TRANSFERRING THE FEE SURFACE INTERESTS OR BY THE REPRESENTATIONS AND WARRANTIES IN SECTION 5.29), BUT OF WHICH SELLER HAS NOT BEEN SPECIFICALLY NOTIFIED BY BUYER IN ACCORDANCE WITH THE FOREGOING, SHALL BE DEEMED TO HAVE BEEN WAIVED BY BUYER FOR ALL PURPOSES AND SHALL CONSTITUTE PERMITTED ENCUMBRANCES AND ASSUMED OBLIGATIONS. Upon the receipt of such notice from Buyer, the Parties shall meet and determine upon which of the Title Defects, Title Defect Values, and methods of cure the Parties have reached agreement. Upon the receipt of such notice from Buyer, Seller shall have the option, but not the obligation, for a period ending thirty (30) days after the Closing to cure such Title Defect. If Seller should not elect to cure a Title Defect, and no aspect of such Title Defect is reasonably in dispute, the Purchase Price shall be adjusted for such Title Defect by the amount of the Title Defect Value.
(a)    The value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Buyer in the Title Defect notices shall be determined based upon the criteria set forth below:
(i)    If the Title Defect is a lien upon any Asset, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset;

(ii)    If the Title Defect asserted is that the Net Revenue Interest attributable to any Well or undeveloped location is less than that stated in Exhibit C, then the Title Defect Value shall be the absolute value of the number determined by the following formula:
Title Defect Value = A x (1 - [B/C])

A	= Allocated Value for the affected Asset

B	= Correct Net Revenue Interest for the affected Asset

C	= Net Revenue Interest for the affected Asset as set forth on Exhibit C.
(iii)    If the Title Defect represents an obligation, encumbrance, burden, or charge upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest) for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the affected Asset, and the Title Defect Values placed upon the Title Defect by Buyer and Seller;
(iv)    If a Title Defect is not in effect or does not adversely affect an Asset throughout the entire post-Effective Time productive life of such Asset, such fact shall be taken into account in determining the Title Defect Value;
(v)    The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder;
(vi)    Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the Asset affected thereby;
(vii)    If the Title Defect Value of an Asset is equal to the Allocated Value of such Asset, the affected Asset shall remain in the purchase and sale contemplated by this Agreement, but the Purchase Price shall be adjusted accordingly; and
(viii)    Such other factors as are reasonably necessary to make a proper evaluation.
(b)    The term Title Defect shall not include those matters deemed not to impair marketability in accordance with the applicable title standards for the State of Utah.
Section 4.04    Remedies for Title Defects.

(a)    For any Title Defect noticed pursuant to Section 4.03 that has not been cured at or prior to Closing, the Purchase Price shall, subject to the provisions of Section 4.13, be decreased at Closing by either (i) the amount the Parties acting reasonably and in good faith agree in lieu of a cure of the asserted Title Defect, or (ii) with respect to any Title Defect for which the Parties have not yet agreed as to the validity of the Title Defect, the Title Defect Value, or the manner of cure, then by the amount of the Title Defect Value asserted by Buyer for such uncured or unadjusted Title Defect.
(b)    If, at the expiration of thirty (30) days after Closing, the Parties have not agreed upon the validity of any asserted Title Defect, the appropriate cure of the same, or the Title Defect Value attributable thereto, either Party shall have the right to elect to have any such dispute determined by an Independent Expert pursuant to Section 4.12.
(c)    Once a Title Defect is cured within the time specified in Section 4.03, by Seller at its sole cost and expense to Buyer’s reasonable satisfaction, or the existence or value of the Title Defect is determined with finality either by agreement between Buyer and Seller or in accordance with Section 4.12, Buyer shall promptly pay to Seller (i) in the case of a Title Defect that is cured, the amount the Purchase Price was decreased at Closing as a result of this previously uncured Title Defect or (ii) in the case of an Asset affected by an unresolved Title Defect and for which the validity of the Title Defect or the Title Defect Value is determined with finality whether by agreement or in accordance with Section 4.12, the difference, if any, between the amount the Purchase Price was decreased at Closing as a consequence of such asserted and unresolved Title Defect and the amount determined with finality.
Section 4.05    Conveyances and Title.
(a)    Except for the Fee Surface Interests (which are subject to Section 4.05(b)) and the Water Rights (which are subject to Section 4.05(c)), the transfer of the Assets by Seller to Buyer shall be accomplished with an Assignment and Bill of Sale (the “Assignment”) in the form of Exhibit D. The Assignment shall provide for a special warranty of title by, through, and under Seller, but not otherwise, subject to the Permitted Encumbrances. The term “Permitted Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets as of the Effective Time:
(i)    the terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in (including any liens or security interests created by law or reserved in oil and gas leases for royalty, bonus, or rental, or created to secure compliance with the terms of) the Contracts, Surface Agreements, Leases, and any other agreements, instruments, documents, and other matters described or referred to in any Exhibit or Schedule hereto; provided, that, such matters do not operate to (A) reduce the Net Revenue Interest of Seller in any Well or undeveloped location as reflected on Exhibit C, or (B) increase the Working Interest of Seller with respect to any Well or undeveloped location as reflected on Exhibit C, unless there is a proportionate increase in Seller’s applicable Net Revenue Interest;
(ii)    any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license, or permit, and all applicable federal, state, and local laws, rules, regulations, guidance, ordinances, decrees, and orders of any Governmental Authority (“Laws”);
(iii)    all royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests, and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time, that do not (A) reduce the Net Revenue Interest of Seller in any Well or undeveloped location as reflected on Exhibit C, or (B) increase the Working Interest of Seller with respect to any Well or undeveloped location as reflected on Exhibit C, unless there is a proportionate increase in Seller’s applicable Net Revenue Interest;
(iv)    required third-party consents to assignments or similar agreements with respect to which (A) waivers or consents have been obtained from the appropriate parties for the transaction contemplated hereby, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;
(v)    all rights to consent by, required notices to, filings with, or other actions by, Governmental Authorities in connection with the sale, transfer, or conveyance of the Assets that are customarily obtained after such sale or conveyance;
(vi)    rights reserved to or vested in any Governmental Authority to control or regulate any of the Wells or units included in the Assets and the applicable laws, rules and regulations of such Governmental Authorities;
(vii)    conventional rights of reassignment contained in any Leases or any assignment thereof, providing for reassignment upon a decision to surrender or abandon any Leases (as long as the right has not been triggered prior to Closing);
(viii)    statutory liens for Taxes or assessments not yet due and delinquent;
(ix)    easements, rights‑of‑way, servitudes, permits, surface leases, and other rights with respect to surface operations, on, over or in respect of any of the Assets of which Buyer has notice, either actual, constructive, or inquiry;

(x)    materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business (A) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired, or (B) if filed, such liens and charges have not yet become due and payable or payment is being withheld as provided by law;
(xi)    such Title Defects as Buyer has waived; and
(xii)    all deeds of trust and other security interests burdening the Assets granted by Seller in connection with its Third Amended and Restated Credit Agreement dated as of March 16, 2010, as further amended, under which JPMorgan Chase Bank, N.A. serves as administrative agent (the “JPMorgan Chase Liens”), it being understood that the release of the JPMorgan Chase Liens is a condition to the Closing.
(b)    The transfer of the Fee Surface Interests among the Assets shall be accomplished by (i) warranty deeds substantially in the form of Exhibit E-1 and Exhibit E‑2 for the Medicine Springs Ranch located in Carbon County, and (ii) a warranty deed substantially in the form of Exhibit E-3 for the Fasselin Ranch located in Carbon and Duchense Counties. The transfer of the related grazing rights shall be accomplished by use of the form required by the appropriate Government Authority (the “Fee Surface Conveyances”). Such Fee Surface Conveyances shall be subject to the Permitted Encumbrances.
(c)    The transfer of the Water Rights among the Assets shall be accomplished by (i) quitclaim deeds in substantially the form of Exhibit E-4 (Medicine Springs Ranch, Carbon County) and Exhibit E-5 (Fasselin Ranch, Carbon and Duchense Counties), and (ii) the water permit transfer forms required by the appropriate Governmental Authority (the “Water Rights Conveyances”). The Water Rights Conveyances shall be subject to the Permitted Encumbrances.
Section 4.06    Consents. No consent to assignment is required in connection with any of the Assets, except those consents customarily obtained after a sale or conveyance or as shown on Schedule 7.04.
Section 4.07    Remedies for Title Benefits.
(a)    If, prior to the Notification Date, Seller or Buyer obtains knowledge of any Title Benefit affecting the Assets, such Party shall promptly notify the other Party in writing thereof. Seller shall not be entitled to an upward adjustment to the Purchase Price with respect to any Title Benefits; provided, Title Benefits qualifying for adjustment pursuant to Section 4.13 shall be offset against Title Defects qualifying for adjustment pursuant to ARTICLE 4 hereof. The term “Title Benefit” shall mean Seller’s actual Net Revenue Interest in any Well or undeveloped location that is greater than or in addition to the Net Revenue Interest set forth on Exhibit C, or Seller’s actual

Working Interest in any Well or undeveloped location that is less than the Working Interest set forth on Exhibit C (with less than a proportionate decrease in the Net Revenue Interest).
(b)    The value attributable to each Title Benefit (the “Title Benefit Value”) that is asserted by either Party in the Title Benefit notices shall be determined based on the criteria set forth below:
(i)    If the Title Benefit is that the actual Net Revenue Interest attributable to any Well or undeveloped location is greater than stated on Exhibit C, then the Title Benefit Value shall be the absolute value of the number determined by the following formula:
Title Benefit Value = [A x (B/C)] - A

A	= Allocated Value for the affected Asset

B	= Correct Net Revenue Interest for the affected Asset

C	= Net Revenue Interest for the affected Asset as set forth on Exhibit C.
(c)    If the Title Benefit represents a decrease in Working Interest for which there is not a proportionate decrease in Net Revenue Interest, the amount of the Title Benefit Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Benefit, the legal effect of the Title Benefit, the potential discounted economic effect of the Title Benefit over the life of the affected Asset, and the Title Benefit Values placed upon the Title Benefit by Buyer and Seller.
(d)    If the Parties have not agreed on the amount of the Title Benefit Value of a Title Benefit by the expiration of thirty (30) days after Closing, Seller or Buyer shall have the right to elect to have such Title Benefit Value determined by an Independent Expert pursuant to Section 4.12.
Section 4.08    Environmental Review. From the date of this Agreement through the Notification Date, Buyer may conduct an environmental assessment of the Assets, subject to the following:
(a)    Buyer shall have the right to conduct on‑site inspections, including Phase I testing (as that term is defined by the American Society for Testing and Materials) environmental assessments of the Assets, including sampling and analysis of soil, air, surface water, groundwater and waste materials, prior to the end of the Notification Date (“Buyer’s Environmental Review”), and Seller shall provide to Buyer a copy of any environmental review Seller has in its possession subject to the same terms of confidentiality subsequently set forth herein. Buyer shall not conduct Phase II testing (as that term is defined by the American Society for Testing and Materials) of the

Assets prior to Closing without the prior written consent of, and subject to a written protocol with, Seller (which consent and agreement to protocol shall not be unreasonably withheld or conditioned), and any such Phase II testing shall be limited to recognized environmental conditions identified in the Phase I testing or other inspection conducted by Buyer pursuant to the immediately preceding sentence. Buyer shall bear all costs associated with any Phase II testing, and Buyer shall bear all costs to remediate disturbed lands or repairs required because of any Phase II testing conducted on its behalf.
(ii)    The cost and expense of Buyer’s Environmental Review shall be borne solely by Buyer;
(iii)    All inspections must be coordinated through a designated representative of Seller who may accompany Buyer during the course of Buyer’s inspection of the Assets;
(iv)    Buyer shall give Seller notice not less than forty-eight (48) hours before any visits by Buyer and/or its consultant to the Assets, and Buyer shall seek and obtain Seller’s prior consent (which shall not be unreasonably withheld) before either Buyer or Buyer’s consultant enters the Assets;
(v)    Buyer shall provide Seller a copy of any Phase I reports (and Phase II reports, if obtained), or drafts thereof if a final report is not prepared affecting the Assets promptly after Buyer’s receipt of the same;
(vi)    Buyer and/or its consultant shall perform all such work in a safe and workmanlike manner, shall not unreasonably interfere with Seller’s operations, and shall comply with all Laws of applicable Governmental Authorities;
(vii)    Seller shall use commercially reasonable efforts to obtain any third-party consents that are required in order to perform any work comprising Buyer’s Environmental Review; and
(viii)    Buyer hereby agrees to release and defend, indemnify, and hold harmless Seller and Seller’s Representatives from and against all Claims made by (or attributable to the acts or omissions of) Buyer or Buyer’s Representatives (INCLUDING THOSE RESULTING FROM THE SOLE, JOINT, OR CONCURRENT NEGLIGENCE (BUT NOT WILLFUL MISCONDUCT OR GROSS NEGLIGENCE), STRICT LIABILITY OR OTHER LEGAL FAULT OF SELLER OR ANY OF SELLER’S REPRESENTATIVES) arising out of or relating to Buyer’s Environmental Review. The release and indemnity provisions of this Section 4.08 shall survive termination or Closing of this Agreement notwithstanding anything to the contrary provided for in this Agreement.

(b)    Unless otherwise required by applicable Laws, Buyer shall treat any matters revealed by Buyer’s Environmental Review and any environmental review provided by Seller to Buyer, including any analyses, compilations, studies, documents, reports, or data prepared or generated from such review, but excluding any public information (the “Environmental Information”), as confidential, and, except as provided below, Buyer shall not disclose any Environmental Information to any Governmental Authority, or, prior to Closing, to any other third party, without the prior written consent of Seller. Buyer may use the Environmental Information prior to Closing only in connection with the transactions contemplated by this Agreement. The Environmental Information shall be disclosed by Buyer to only those persons who need to know the Environmental Information for purposes of evaluating the transaction contemplated by this Agreement, and who agree to be bound by the terms of this Section 4.08. If Buyer or any third party to whom Buyer has provided any Environmental Information is requested, compelled, or required to disclose any of the Environmental Information prior to Closing, Buyer shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller to file for any protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, upon Seller’s request Buyer shall deliver the Environmental Information, and all copies thereof and works based thereon, to Seller, which Environmental Information shall become the sole property of Seller. Upon request Buyer shall provide copies of the Environmental Information to Seller without charge. The terms and provisions of this Section 4.08(b) shall survive any termination of this Agreement, notwithstanding anything to the contrary provided for in this Agreement.
Section 4.09    Definitions Used in ARTICLE 4 and in this Agreement.
(a)    Environmental Defects. The term “Environmental Defect” shall mean, with respect to any given Asset (including air, land, soil, surface and subsurface strata, surface water, groundwater, or sediments), a violation of or a condition that can reasonably be expected to give rise to a violation of any Environmental Law in effect before the Closing Date in the State of Utah. The term “Environmental Defect” shall not include the March 2010 release at the Dry Canyon Compressor Station which resulted in Hydrocarbon impacts to soil and groundwater, the associated regulatory proceeding, or Seller’s ongoing monitoring and remediation activities at the Station (the “Dry Canyon Environmental Release”).
(b)    Governmental Authority. The term “Governmental Authority” shall mean the United States and any state, county, city, and political subdivisions that exercises jurisdiction over the Assets, and any agency, court, department, board, bureau, commission, or other division or instrumentality thereof.
(c)    Environmental Laws. The term “Environmental Laws” shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Authority pertaining to health and natural resources (but excluding laws, orders, rules, and regulations that pertain to the prevention of waste or the protection of correlative rights) and the protection of the environment including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990 (“OPA”), any state laws implementing the foregoing federal laws, or equivalent or analogous state or local laws, statutes or ordinances, any regulation promulgated thereunder, including those pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance, and closure of pits and impoundments, and all other environmental conservation or protection laws in effect as of the Closing Date hereof that are applicable to the Assets. For purposes of this Agreement, the terms “hazardous substance,” “release,” and “disposal” have the meanings specified in the applicable Environmental Laws as in effect as of the Closing Date.
(d)    Environmental Defect Value. For purposes of this Agreement, the term “Environmental Defect Value” shall mean, with respect to any Environmental Defect, the estimated costs and expenses net to Seller’s interest in the affected portion of the Assets to correct and/or remediate such Environmental Defect consistent with applicable Environmental Laws, plus any and all fines, penalties, court and/or administrative costs and other expenses attributable to or arising from the existence of such Environmental Defect.
Section 4.10    Notice of Environmental Defects. Buyer shall provide Seller notice of all Environmental Defects no later than 5:00 p.m. Mountain Time on the Notification Date. To be effective, such notice must (a) be in writing, (b) be received by Seller prior to the expiration of the Notification Date, (c) describe the Environmental Defect in reasonable detail, including the written conclusion of Buyer that an Environmental Defect exists, which conclusion shall be reasonably substantiated by the factual data gathered in Buyer’s Environmental Review, (d) identify the specific Asset or Assets affected by such Environmental Defect, (e) set forth the procedures recommended to correct the Environmental Defect, (f) set forth Buyer’s reasonable, good faith estimate of the Environmental Defect Value, including supporting calculations for such estimate, and (g) comply with the limitations and Environmental Defect Value qualifications set forth in Section 4.13. ANY MATTERS THAT MAY CONSTITUTE ENVIRONMENTAL DEFECTS (EXCEPT THOSE COVERED BY THE REPRESENTATIONS AND WARRANTIES IN SECTION 5.27) BUT OF WHICH SELLER HAS NOT BEEN SPECIFICALLY NOTIFIED BY BUYER IN ACCORDANCE WITH THE FOREGOING SHALL BE DEEMED TO HAVE BEEN WAIVED BY BUYER FOR ALL PURPOSES AND CONSTITUTE AN ASSUMED OBLIGATION. Upon receipt of notices of Environmental Defects, Buyer and Seller shall meet and determine upon which of the Environmental Defects, Environmental Defect Values, and methods of correction they have reached agreement. Upon the receipt of such notice from Buyer,

Seller shall have the option, but not the obligation, to attempt to correct to Buyer’s reasonable satisfaction such Environmental Defect during a period expiring thirty (30) days after Closing.
Section 4.11    Remedies for Environmental Defects.
(a)    If, as of the Closing Date, any Asset is affected by an uncured or otherwise unresolved Environmental Defect noticed pursuant to the provisions of Section 4.10, the affected portion of the Assets shall not be sold, transferred, or conveyed to Buyer at Closing, and the Purchase Price shall, subject to the terms of Section 4.13, be decreased by the Allocated Value of the portion of the Assets so affected. With respect to any Environmental Defect as to which Buyer and Seller are unable to agree within thirty (30) days of Closing as to the validity of the Environmental Defect, the Environmental Defect Value, or the manner of correction, either Buyer or Seller may submit such matter for determination by an Independent Expert pursuant to Section 4.12.
(b)    With respect to any Asset that is not sold, transferred, or conveyed to Buyer at the Closing pursuant to the terms of Section 4.11(a), after the Closing and at such time as any Environmental Defect Value or the manner of correction for an Environmental Defect is determined and, in either event, the amount thereof is determined to be less than the Allocated Value for the affected portion of the Assets, Seller shall have the right (i) in the case of an Environmental Defect Value determination, to have the Purchase Price reduced by only the Environmental Defect Value as so determined or (ii) in the case of the cure determination, to elect to cure the Environmental Defect to Buyer’s reasonable satisfaction. The consequence of (i) shall be that Buyer will pay to Seller an amount equal to the Allocated Value for the affected Assets minus the Environmental Defect Value and the affected portion of the Assets previously retained by Seller shall be conveyed to Buyer. The consequence of (ii) shall be that upon achieving Buyer’s written acknowledgement that the Environmental Defect has been cured to its reasonable satisfaction, the Allocated Value for such previously retained Asset shall be paid to Seller and the affected portion of the Assets shall be conveyed to Buyer. If no Environmental Defect is determined to exist, Buyer shall pay the Allocated Value attributable to the affected portion of the Assets to Seller, and Seller shall convey the previously retained portion of the Assets to Buyer. If the Environmental Defect Value or the cost to cure an Environmental Defect is determined to be greater than the Allocated Value of the affected portion of the Assets, Seller shall retain the affected portion of the Assets, and the Purchase Price shall be reduced by the Allocated Value attributable to such portion of the Assets.
Section 4.12    Independent Experts.
(a)    Any disputes regarding Title Defects, Title Benefits, Environmental Defects, Title Defect Value, Title Benefit Value, Environmental Defect Value, appropriate cure of any Title Defect or correction of any Environmental Defects, the calculation of the Settlement Statement or the Final Settlement Statement, or revisions thereto, and the tax allocations may, subject to the provisions of

Section 4.04, Section 4.07, Section 4.11, and Section 4.13, be submitted by a Party, with written notice to the other Party, to an independent expert (the “Independent Expert”), who shall serve as the sole and exclusive arbitrator of any such dispute. The Independent Expert shall be selected by Buyer and Seller (acting reasonably and in good faith) within fifteen (15) days following the effective date of said notice. The Independent Expert shall be a person who is independent, impartial, and knowledgeable in the subject matter and substantive laws involved. For example, but not by way of limitation, in the case of a dispute concerning an alleged Environmental Defect, Environmental Defect Value, or cure of the same, the Independent Expert shall have expertise in both the applicable Environmental Laws and environmental science relating to the oil and gas industry.
(b)    Buyer and Seller shall determine, acting in good faith, the procedures to be followed to facilitate the decision of the Independent Expert. Such procedures shall include the following scenario:
(i)    If the dispute involves the method or adequacy of cure or correction of a Title Defect or Environmental Defect, the Independent Expert shall provide in writing the particulars necessary to cure or correct or to remedy any deficient cure or correction, and shall provide Seller sixty (60) days (or such additional time as reasonable and necessary under the circumstances, but not to exceed ninety (90) days unless specifically agreed to in writing by Seller and Buyer) to effect such cure or correction; and
(ii)    In the event of circumstances described in clause (i) above, Seller at its option may at any time during the 60‑day cure period pursuant to clause (i) (as such period may be extended pursuant to such clause) decline to cure or correct the applicable defect, at which time the applicable remedies set forth in Section 4.11 shall apply.
(c)    If Buyer and Seller fail to select an Independent Expert within the 15-day period referred to in Section 4.12(a) above, within three (3) days thereafter, either Buyer or Seller may request the American Arbitration Association to act as the appointing authority and choose a third Independent Expert (meeting the qualifications provided for herein) who alone shall resolve the disputes between Buyer and Seller. Buyer and Seller shall each bear its own costs and expenses incurred in connection with any such proceeding and one-half (1/2) of the costs and expenses of the Independent Expert.
(d)    Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and, failing such agreement, in accordance with the rules and procedures for non-administered arbitration set forth in the commercial arbitration rules of the American Arbitration Association. The Independent Expert shall be instructed by the Parties to resolve such dispute as soon as reasonably practicable in light of the circumstances using the terms and provisions of this Agreement with respect to title and environmental matters. The decision and award of the Independent Expert shall be binding upon the Parties and final and non-appealable to the maximum extent permitted by Laws or Environmental Laws, as applicable, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.
(e)    All proceedings under this Section 4.12 shall be conducted at a mutually agreed location, or if Buyer and Seller acting reasonably do not mutually agree upon a location for such proceeding, the proceeding shall be conducted in Denver, Colorado.
Section 4.13    Limitation of Remedies For Title Benefits, Title Defects, and Environmental Defects. Notwithstanding anything to the contrary contained in this Agreement,
(a)    if the Title Defect Value for a given Title Defect, or the Title Benefit Value for a given Title Benefit, in each case as determined pursuant to this ARTICLE 4, does not exceed Fifty Thousand Dollars ($50,000.00), or if the Environmental Defect Value for a given Environmental Defect, as determined pursuant to this ARTICLE 4 does not exceed Seventy-five Thousand Dollars ($75,000.00), such Title Defect, Title Benefit, or Environmental Defect shall not qualify for either a Purchase Price adjustment, cure, or correction of such Defect. It is understood and agreed that in each such case these dollar figures are a threshold and not a deductible.
(b)    if the aggregate net value of all Title Defects qualifying for adjustment pursuant to Section 4.13(a) less all Title Benefits qualifying for adjustment pursuant to Section 4.13(a) does not exceed one and one-half percent (1 ½%) of the Purchase Price (prior to any adjustments thereto), then no adjustment of the Purchase Price shall be made therefor, and if the aggregate net value of all Environmental Defects qualifying for adjustment pursuant to Section 4.13(a) does not exceed one and one-half percent (1 ½%) of the Purchase Price (prior to any adjustments thereto), then no adjustment of the Purchase Price shall be made therefor;
(c)    if the aggregate net value of all Title Defects qualifying for adjustment pursuant to Section 4.13(a) less Title Benefits qualifying for adjustment to Section 4.13(a) exceeds one and one-half percent (1 ½%) of the Purchase Price (prior to any adjustments thereto), then the Purchase Price shall be adjusted by just the amount in excess of such aggregate net value, it being understood that this amount is a deductible and not a threshold, and if the aggregate net value of all Environmental Defects qualifying for adjustments pursuant to Section 4.13(a) exceeds one and one-half percent (1 ½%) of the Purchase Price (prior to any adjustments thereto), then the Purchase Price shall be adjusted by just the amount in excess of such aggregate net value, it being understood that this amount is a deductible and not a threshold.
All Title Defects and Environmental Defects asserted by Buyer pursuant to this ARTICLE 4 after being resolved in accordance with this ARTICLE 4 shall thereafter constitute Permitted

Encumbrances and Assumed Obligations, whether or not an adjustment to the Purchase Price is made with respect thereto in accordance with this ARTICLE 4.
ARTICLE 5
Representations and Warranties of Seller

Seller makes the following representation and warranties as of the date hereof and as of the date of Closing, except when otherwise indicated. The representations and warranties contained in this ARTICLE 5 do not include any matters with respect to Environmental Laws, remediation or other environmental matters, such matters being addressed exclusively in ARTICLE 4:
Section 5.01    Existence. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller has full legal power, right, and authority to carry on its business as such is now being conducted. Seller is qualified to do business, and in good standing, in the State of Utah.
Section 5.02    Legal Power. Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:
(c)    any provision of Seller’s certificate of incorporation, bylaws, and other governing documents;
(d)    any material agreement or instrument to which Seller is a party or by which Seller or the Assets are bound except for provisions customarily contained in oil and gas agreements relating to maintenance of uniform interest, preferential purchase rights, and consents to assignment; or
(e)    any judgment, order, ruling, or decree applicable to Seller as a party in interest or any law, rule, or regulation applicable to Seller.
Section 5.03    Execution. The execution and delivery of this Agreement and the consummation or performance of any of the transactions contemplated hereby are duly and validly authorized by all requisite corporate action on the part of Seller as required under its formation documents. This Agreement constitutes the legal, valid, and binding obligation of Seller enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, or other laws relating to or affecting the rights of creditors generally, and by general equitable principles. Upon the execution and delivery by Seller of the agreements to be executed and delivered by Seller at Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms.
Section 5.04    Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements, or understandings made by or on behalf of Seller or any affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).
Section 5.05    Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by or to the knowledge of Seller threatened against Seller. Seller is not “insolvent” as such term is defined under the Federal Bankruptcy Code or any fraudulent transfer or fraudulent conveyance statute applicable to the transactions contemplated by this Agreement.
Section 5.06    Suits and Claims. Except as set forth in Schedule 5.06, Parts A and B, there is no litigation or Claims that have been filed by any person or entity or by any administrative agency or Governmental Authority in any legal, administrative, or arbitration proceeding or, to Seller’s knowledge, threatened against Seller or the Assets that would impede Seller’s ability to consummate the transactions contemplated herein or would have a Material Adverse Effect.
Section 5.07    Taxes. During the period of Seller’s ownership of the Assets up to and including the Effective Time, Seller has caused to be timely filed all material Tax returns relating to the Assets. Seller has paid or caused to be paid all ad valorem, property, production, severance, conservation, mineral documentary, and similar Taxes based upon or measured by its ownership of or the production of Hydrocarbons from the Assets. Seller has not received written notice of any pending Claim against Seller from any applicable taxing authority for assessment of Taxes with respect to the Assets. There are no audits of Seller by any applicable taxing authority with respect to Taxes attributable to the Assets. Except for statutory liens for property Taxes and ad valorem Taxes, there are no tax liens on or with respect to the Assets.
Section 5.08    Authorizations for Expenditures. Except as set forth on Schedule 5.08, there are no outstanding authorizations for expenditures or other capital commitments that are binding on the Assets and that individually would require the owner of the Assets after the Effective Time to expend monies in excess of Fifty Thousand Dollars ($50,000.00), net to Seller’s Working Interest.
Section 5.09    Compliance with Laws. During Seller’s period of ownership, with respect to the Assets for which Seller is the operator of record, and to Seller’s knowledge with respect for which Seller is not the operator, the operation of the Assets has been in compliance with applicable Laws in all material respects.

Section 5.10    Contracts. When combined with the Surface Agreements listed on Exhibit A-2, Schedule 5.10 is a complete list of all Material Contracts. For purposes of this Section 5.10, a “Material Contract” is a contract, other than a Lease, that is reasonably expected to require payments to a third party in excess of Fifty Thousand Dollars ($50,000) each year after the Effective Time. Seller is not in Breach of any of the Material Contracts and, to Seller’s knowledge, the Material Contracts are in full force and effect in accordance with their terms. To the knowledge of Seller, no other party to any of the Material Contracts is in Breach thereof.
Section 5.11    Production Imbalances. Schedule 1.02(i) is a complete description of Seller’s Production Imbalance position as of the Effective Time as to any of the Interests.
Section 5.12    Payments for Production. Seller is not obligated by virtue of a take or pay payment, call, advance payment, production payment, or other similar payment or obligation (other than royalties, overriding royalties, or similar arrangements that do not cause Seller’s Net Revenue Interest to be less than that set forth on Exhibit C), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Leases at some future time without receiving payment therefor at or after the time of delivery at the then market price, and no take or pay credits must be provided before natural gas can be transported through any interstate carrier under Federal Energy Regulatory Commission (“FERC”) Order 500, et al, and there are no obligations on the Assets under FERC Order 451.
Section 5.13    Bonds. Seller maintains, and through the Closing will maintain, with respect to the Assets, the bonds described on Schedule 5.13.
Section 5.14    Plugging Obligations; Wells. There are no dry holes, or shut in or otherwise inactive wells, located on the Assets or lands pooled, communitized, or unitized therewith that Seller has either the obligation to plug and abandon as of the Effective Time in accordance with an applicable operating agreement or Law or, as to Wells for which Seller is not the operator, received a written proposal to plug and abandon. All of the Wells drilled and completed by Seller as operator have been drilled and completed within the boundaries of the Leases or within the limits otherwise permitted by contract, pooling or unit agreement, and applicable Laws. The locations described on Schedule 5.14 are the sites of wells previously plugged and abandoned and of the Prickley Pear 5-19‑1215 well that Seller shall plug and abandon (and the only sites of such wells) that, require ongoing surface restoration in compliance with any applicable Laws, the Leases, the Surface Agreements, the Contracts and any other applicable agreements.
Section 5.15    Equipment. Seller is the owner of the Equipment free and clear of all liens and encumbrances other than those to be released at Closing. Other than in connection with normal and customary prudent operations, Seller has not removed any Equipment unless it has been replaced with equipment of similar grade and utility. Unless removed, repaired or replaced (a) with equipment of similar grade and utility or (b) in connection with normal and customary prudent operations, the Equipment currently attendant to the Wells was the equipment historically used by Seller on the Wells to produce the Hydrocarbons prior to the execution of this Agreement. All Equipment necessary to conduct normal operations on the Assets is in good working condition, reasonable wear and tear excepted, and is being maintained in a state adequate to conduct normal operations, except for such conditions that, individually or in the aggregate, would not have a Material Adverse Effect.
Section 5.16    No Alienation. Within one hundred eighty (180) days of the Effective Date, Seller has not voluntarily or involuntarily sold, assigned, conveyed, or transferred or contracted to sell, assign, convey, or transfer any right or title to, or interest in, the Assets other than (a) production sold in the ordinary course of Seller’s business and (b) Equipment that is worthless or obsolete or has been replaced by equipment of equal suitability and value.
Section 5.17    Hydrocarbon Sales Contracts. Except for the Hydrocarbon sales contracts listed in Schedule 5.10, no Hydrocarbons are subject to a sales contract (other than division orders or spot sales agreements terminable on no more than thirty (30) days’ notice). Proceeds from the sale of Hydrocarbons produced from the Assets are being received in all respects by Seller in a timely manner and are not being held in suspense for any reason.
Section 5.18    Area of Mutual Interest and Other Agreements. No Asset is subject to (or has related to it) any area of mutual interest agreements not disclosed in the Contracts or any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made or could earn additional assignments after the Effective Time.
Section 5.19    Permits. Seller, during its period of ownership and as to those Assets it has operated, has all Permits (including permits, licenses, approval registrations, notifications, exemptions, and any other authorizations pursuant to Law) necessary or appropriate to own and operate the Assets as presently being owned and operated. The Permits are in full force and effect and the Assets have been operated in accordance with the terms thereof in all material respects. Seller has not received written notice of any violations in respect of any of the Permits that remain uncured, except as set forth in Schedule 5.19.
Section 5.20    No Adverse Change. During the period of Seller’s ownership, with respect to the Assets for which Seller is the operator of record and to Seller’s knowledge as to Assets for which Seller is not the operator, the Assets have been operated in the ordinary course of business consistent with past practices, and there has been no event or series of events that have either individually or in combination had a Material Adverse Effect on the Assets, except as set forth in Section 5.27.
Section 5.21    Information. The information pertaining to revenue and expenses attributable to the Assets that Seller has furnished to Buyer (the “Information”) is (a) accurate in all material respects to the extent relating to the period of Seller’s ownership of the Assets and (b) to the knowledge of Seller, accurate in all material respects to the extent relating to any period of ownership of the Assets prior to the time owned by Seller reflected in the Information. Except as specifically set forth in this Section 5.21, Seller makes no representations regarding the accuracy of any of the Records; provided, however, Seller does represent that (i) all of the Records are files, or copies thereof, that Seller has used in the ordinary course of operating and owning the Assets, (ii) Seller has not intentionally withheld any material information from the Records, and (iii) Seller has not knowingly misrepresented any material information in the Records. Except as set forth in this Section 5.21, no representation or warranty of any kind is made by Seller as to the Information or with respect to the Assets to which the Information relates and Buyer expressly agrees that any conclusions drawn therefrom shall be the result of its own independent review and judgment. The representations and warranties contained in this paragraph shall apply only to matters of fact, and shall not apply to any information, data, printouts, extrapolations, projections, forecasts, documentation, maps, graphs, charts, or tables that reflect, depict, present, portray, or represent, or that are based upon or derived from, in whole or in part, interpretation of the Information including matters of geological, geophysical, engineering, or scientific interpretation.
Section 5.22    Gathering, Compression, Treating, or Transportation Agreements. Except as set forth in Schedule 5.10, none of the Assets are dedicated or subject to any gathering, compression, treating, processing, transportation, or similar agreement.
Section 5.23    Tax Partnerships. The Assets are not subject to any tax partnership agreements requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the United States Internal Revenue Code.
Section 5.24    Preferential Rights to Purchase and Consents. There are no preferential rights to purchase affecting the Assets. Schedule 7.04 accurately lists all Assets subject to a consent to assignment, except those Assets that are subject to consents to assignment of the type customarily obtained after Closing.
Section 5.25    Payout Status. Seller has no interest in a well that will change upon payout pursuant to a Contract or force pooling order.
Section 5.26    Hedging. Upon Closing, there shall be no agreements for options, swaps, floors, caps, collars, or forward sales involving commodities, commodity prices, or indices based on any of the foregoing, or any similar agreements created or entered into by Seller, affecting or relating to the Assets, or for which Buyer shall have any responsibility whatsoever.
Section 5.27    Dry Canyon Compressor Station. In November 2012, a rupture and fire occurred on a gathering line at Seller’s Dry Canyon Compressor Station, which resulted in damage to the gathering line, compressors and related equipment (the “Dry Canyon Compressor Incident”).

Prior to the date hereof, Seller has engaged in repairs to such, including the use of third parties when necessary. The repairs to the Dry Canyon Compressor Station and the gathering line were completed prior to the date hereof. Such repairs have been reviewed by Seller and its consultants, as appropriate, to verify fitness for service and whether the repairs were completed in accordance with industry standards. To Seller’s knowledge, the three (3) attachments to Seller’s email of October 16, 2013 (1:13 pm Central time) contain, in all material respects, accurate and complete descriptions of the Dry Canyon Compressor Incident and the repairs and actions (including the status thereof) undertaken to repair and remediate the affected assets and properties, and contain, in all material respects, an accurate and complete description of the Dry Canyon Environmental Release and the repairs and actions undertaken (including the status thereof) to repair, remediate and monitor the affected assets and properties.
Section 5.28    Lease Obligations. With respect to the Leases, (a) none has expired; (b) there exists no material breach or default under any Lease by Seller or, to Seller’s knowledge, any other person or entity; and (c) no Lease contains any continuous drilling obligations.
Section 5.29    Water Rights. Since Seller’s acquisition of certain Water Rights by quitclaim deed, Seller has not sold, transferred or conveyed any such Water Rights. To Seller’s knowledge, the attachment to Seller’s email of October 22, 2013, (3:34 pm Central time) contains, in all material respects, an accurate and complete description of the litigation (including the status thereof) being assumed by Buyer pursuant to Section 12.01.
Section 5.30    Representations and Warranties Exclusive. All representations and warranties contained in this Agreement and the documents delivered in connection herewith are exclusive, and are given in lieu of all other representations and warranties, express, implied, or statutory.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER

Each Buyer, severally and not jointly, represents and warrants to Seller, with respect to itself only, that:
Section 6.01    Existence. Buyer is a limited partnership duly formed, organized, validly existing, and in good standing under the laws of the state of its formation. Each has full legal power, right, and authority to carry on its business as such is now being conducted. Buyer is, or will be on the Closing Date, qualified to do business as a foreign limited partnership and in good standing in the State of Utah.

Section 6.02    Legal Power. Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement does not and will not violate, or be in conflict with:
(d)    any provision of Buyer’s formation documents or other governing documents;
(e)    any material agreement or instrument to which Buyer is a party or by which Buyer or its assets are bound; or
(f)    any judgment, order, ruling, or decree applicable to Buyer as a party in interest or any law, rule, or regulation applicable to Buyer.
Section 6.03    Execution. The execution and delivery of this Agreement and the consummation or performance of the transactions contemplated hereby are duly and validly authorized by all requisite organizational action on the part of Buyer. This Agreement constitutes the legal, valid, and binding obligation of Buyer enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other laws relating to or affecting the rights of creditors generally, and by general equitable principles. Upon the execution and delivery by Buyer of the agreements to be executed and delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of Buyer’s Closing Documents will constitute legal, valid and binding obligations of Buyer, enforceable against it in accordance with its terms.
Section 6.04    Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements, or understandings made by or on behalf of Buyer or any affiliate for which Seller has or will have any liabilities or obligations (contingent or otherwise).
Section 6.05    Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by or to the knowledge of Buyer threatened against Buyer or any affiliate.
Section 6.06    Suits and Claims. There is no Claim by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative, or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any affiliate that is reasonably likely to have a material effect on Buyer’s ability to consummate the transactions contemplated herein.
Section 6.07    Independent Evaluation. Buyer acknowledges that it is an experienced and knowledgeable investor in the oil and gas business, and the business of purchasing, owning, developing, and operating oil and gas properties such as the Assets. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon the representations, warranties, covenants, and agreements of the Parties set forth in this Agreement and Buyer’s own independent due diligence and investigation of the Assets, and has been advised by and has relied solely on its own expertise and its own legal, tax, operations, environmental, reservoir engineering, and other professional counsel and advisors concerning this transaction, the Assets and the value thereof. In addition, Buyer acknowledges and agrees that it will be or has been advised by and rely solely on its own expertise, and its legal counsel and any advisors or experts concerning matters relating to Title Defects, Title Benefits, and Environmental Defects.
Section 6.08    Qualification. As of the Closing, EnerVest Operating, L.L.C. (“Operating Company”) shall be, and thereafter shall continue to be, qualified with all applicable Governmental Authorities to operate the Assets, including meeting all bonding requirements.
Section 6.09    Securities Laws. Buyer is an “accredited investor” as such term is defined in Regulation D of the Securities Act of 1933, and Buyer is acquiring the Assets for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933 and any other rules, regulations, and laws pertaining to the distribution of securities. Buyer has not sought or solicited, nor is Buyer participating with, investors, partners, or other third parties other than its lenders in order to fund the Purchase Price and to close this transaction, and all funds to be used by Buyer in connection with this transaction are Buyer’s own funds or those borrowed from its lenders.
Section 6.10    No Investment Company. Buyer is not (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, or (b) subject in any respect to the provisions of that Act.
Section 6.11    Funds. Buyer has arranged to have available by the Closing Date immediately available funds to enable Buyer to pay in full the Purchase Price as herein provided and otherwise to perform its obligations under this Agreement.
Section 6.12    Operating Company. Operating Company is a limited liability company duly formed, organized, validly existing and in good standing under the laws of the State of Delaware. Operating Company has full legal, power, right and authority to carry on its business as such is now being conducted. Operating Company will be on the Closing Date (or upon termination of the Transition Services Agreement, if utilized) qualified to do business as a foreign limited liability company and in good standing in the State of Utah. Operating Company is an affiliate of Buyer, and it is fully capable of operating the Assets in a good and workmanlike manner in accordance with all applicable Laws.
Section 6.13    Representations and Warranties Exclusive. All representations and warranties contained in this Agreement and the documents delivered in connection herewith, are exclusive, and are given in lieu of all other representations and warranties, express, implied, or statutory.
ARTICLE 7
COVENANTS AND AGREEMENTS
Section 7.01    Operation of the Assets.
(g)    From and after the date of execution of this Agreement, and subject to the provisions of applicable operating and other agreements, Seller shall (i) during the period prior to the Closing, operate and administer the Assets in a manner consistent with its past practices, (ii) make payment of all costs and expenses attributable to the ownership or operation of the Assets and relating to the period prior to the transfer of operations to Buyer, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement, (iii) not, without Buyer’s express written consent, commit to participate in the drilling of any well, or make or enter into any other commitments reasonably anticipated to require future capital expenditures by Buyer in excess of $100,000 net to Seller’s Working Interest for each proposed operation, or terminate, materially amend, or extend any Contracts affecting the Assets, or enter into or commit to enter into any material new contract or agreement relating to the Assets, or settle, compromise, or waive any material right relating to the Assets, (iv) maintain insurance coverage on the Assets in the amounts and of the types presently in force, (v) maintain in full force and effect the Leases, the Surface Agreements, and other Assets, and properly pay all costs and expenses and perform all obligations of the owner of the Assets promptly when due, (vi) maintain all Permits, (vii) not transfer, sell, hypothecate, encumber, or otherwise dispose of any Assets except for sales and dispositions of Hydrocarbons made in the ordinary course of business consistent with Seller’s past practices, (viii) not grant or create any preferential right to purchase, right of first opportunity, or other transfer restriction or requirement with respect to the Assets except in connection with the renewal or extension of Assets after the Effective Time if granting or creating such right or requirement is a condition of such renewal or extension and then with prompt written notice of such action to Buyer, (ix) not elect to become a non‑consenting party in any operation proposed by any other Person with respect to the Assets unless requested to do so in writing by Buyer, (x) maintain the Equipment in at least as good a condition as it is on the date hereof, ordinary wear and tear excepted, (xi) not make any change in any method of accounting or accounting practice or policy with respect to the Assets, and (xii) not agree to extend any statute of limitations with respect to Taxes or any extension of time with respect to a Tax assessment or deficiency for any Taxes, or make any change in any Tax elections with respect to the Assets.
(h)    Buyer acknowledges that Seller owns undivided interests in some or all of the Assets, and Buyer agrees that the acts or omissions of the other working interests owners shall not constitute a violation of the provisions of this ARTICLE 7, nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interests in a manner that complies with the provisions of this ARTICLE 7. Seller will, without penalty for the failure to do so except to the extent that the failure to give Buyer such notice would have a Material Adverse Effect, notify Buyer of the occurrence of such event to the extent of Seller’s knowledge.
Section 7.02    Operating Company’s Qualification. At Closing (or upon termination of the Transition Services Agreement, if utilized), Buyer shall cause Operating Company to be qualified and meet all requirements, including the bonding requirements that have been imposed on Seller that are described on Schedule 5.13, to be designated operator of that portion of the Assets for which Seller serves as operator. It is understood and agreed that certain Governmental Authorities may require Operating Company to provide higher levels of financial security than they required of Seller. Operating Company shall provide all such additional security in order to meet all requirements necessary for Buyer to be designated as operator of the Assets. Operating Company shall cooperate with Seller to facilitate the expeditious release by Governmental Authorities of Seller’s bonds described on Schedule 5.13.
Section 7.03    Operation of the Assets after the Closing. If requested by Buyer prior to Closing, Seller shall continue to operate the Assets after Closing pursuant to a transition services agreement substantially in the form of the attached Exhibit F (the “Transition Services Agreement”). Seller shall make its employees and contractors available to Buyer prior to the Closing as may be reasonably necessary to assist in the transition if Buyer becomes the operator. Seller does not warrant or guarantee that Buyer will become the operator of the Assets or any portion thereof, as such matter will be controlled by the applicable joint operating agreement(s) and other applicable agreement(s); provided, however, Seller shall use reasonable efforts to assist Buyer in becoming successor operator.
Section 7.04    Consent to Assignment of Certain Contracts; Novation of Certain Contracts.
(e)    Promptly after the execution of this Agreement, Seller shall send a request for consent to assignment to each holder of a consent right set forth on Schedule 7.04. Should any such holder of a consent right reasonably require financial, credit or background information concerning Buyer, Buyer covenants and agrees that it will promptly provide such information.
(f)    Among the Contracts described on Schedule 7.04 are gathering, processing and transportation agreements. Buyer acknowledges that the other party to each such Contract (herein, each a “Transporter”) may require financial security from Buyer in accordance with the Transporter’s tariffs, published standards or otherwise. Buyer covenants and agrees that it will provide the financial security required by each Transporter. Buyer further covenants and agrees that it will fully cooperate with Seller in obtaining from each Transporter the assignment of each gathering, processing or transporter Contract, as the case may be, and upon Closing, Buyer shall assume all of Seller’s rights and obligations thereunder, arising from and after the Effective Time.
(g)    It is acknowledged and agreed that the firm transportation Contract with Wyoming Interstate Gas Company (“WIC”) has two components, one related to the Overthrust portion thereof, and the other related to the Kanda portion thereof. The Overthrust portion of such Contract is among the Excluded Assets. The Kanda portion of such Contract is among the Assets being assigned hereunder and is necessary to facilitate the marketing of Hydrocarbons produced from the Assets. In order to accomplish the bifurcation of this WIC Contract and the assignment of the Kanda portion of such Contact, certain approvals and waivers must be obtained from the FERC. Promptly after the execution of this Agreement, the Parties shall cooperate in the filing of appropriate applications with the FERC in order to bifurcate the Overthrust and Kanda portions of the WIC Contract and provide for the assignment of the Kanda portion only to Buyer. If FERC approval of such bifurcation of the WIC Contact and assignment of the Kanda portion thereof is not received by the Closing Date, the Parties shall proceed with Closing, and Seller shall retain the entire WIC Contract and the Parties shall execute at Closing a contract whereby Seller shall purchase from Buyer the Hydrocarbons produced from the Assets, which contract will terminate upon FERC’s approval of the bifurcation of the WIC Contract and the assignment of the Kanda portion thereof to Buyer.
(h)    As provided in Section 1.02(e), the Assets do not include, and it is acknowledged and agreed that excluded from the transaction contemplated by this Agreement are, those specific compression-related assets subject to that certain Master Lease Agreement dated July 23, 2012 (Master Lease Agreement Number 24605-9000) by and between Seller and Banc of America Leasing & Capital, LLC, Wells Fargo Equipment Finance, Inc., BMO Harris Equipment Finance Company, JP Morgan Chase Bank, N.A., U.S. Bank – Equipment Finance and Fifth Third Equipment Finance Company, as assignees thereunder (the “Sale-Leaseback Agreement”), a copy of which has been furnished to Buyer. The Sale-Leaseback Agreement will be amended to bifurcate the obligations thereunder as to assets located in Garfield County, Colorado (which Seller shall retain) and the obligations related to those assets thereunder located in the West Tavaputs area (which Buyer shall assume). Buyer covenants and agrees that it will execute and deliver at Closing an instrument that shall provide for the novation of the Sale-Leaseback Agreement and related assignments whereby (1) Buyer shall assume all of Seller’s rights and obligations thereunder as to only the assets thereunder in the West Tavaputs area and (2) Seller’s liability for any post-Effective Time obligations thereunder as to assets located in the West Tavaputs area shall be terminated. Notwithstanding the foregoing, in the event the amendment and novation of the Sale-Leaseback Agreement is not accomplished on or before the Closing, the Parties shall cooperate in accomplishing such novation on or before the termination of the Transition Services Agreement.
(i)    Seller shall have no obligation whatsoever to make any payment, deliver any other consideration, or retain or assume any obligation in order to obtain any consent to assignment or accomplish the assignment and/or novation of any Contract or the novation of the Sale-Leaseback Agreement.
Section 7.05    Public Announcements. Prior to issuing any press release, a Party shall provide it to the other Party for approval, which approval shall not be unreasonably withheld, conditioned or delayed; however, the foregoing shall not restrict disclosures by Buyer or Seller that are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates. Following Closing, the Parties shall issue a press release in form and substance to be agreed upon by the Parties prior to the Closing, which agreement shall not be unreasonably withheld, conditioned or delayed.
Section 7.06    Reserved.
Section 7.07    Employee Matters.
(a)    Seller shall provide a list of available Business Employees to Buyer at least fifteen (15) business days prior to the Closing Date and shall update such list on and through the Closing Date to reflect any new hires or departures. Buyer may make an offer of employment to such Business Employees as it chooses in its sole and absolute discretion, and shall use commercially reasonable efforts to deliver such offers no later than five (5) days prior to the Closing Date. Such offers shall be effective as of the Closing Date or such later date as any Business Employee who is on short or long term disability may be ready to return to work. The term “Business Employees” shall mean those full time and part time employees of Seller (hourly and salaried) based in the State of Utah, as identified by Seller, whose primary employment is related to the Assets.
(b)    For purposes of this Agreement, a “New Employee” is a Business Employee who accepts an offer of employment made pursuant to Section 7.07(a).
(c)    Subject in all events to applicable Laws and to the existing general terms and conditions of the plans, policies, agreements and arrangements maintained by Buyer or any of its Affiliates (as same have been applied to similarly situated employees of Buyer prior to the Closing Date), Buyer shall provide each New Employee with credit for their years of industry service for Seller, or other industry third parties, and its ERISA affiliates for purposes of eligibility, vesting, and entitlement to benefits (and for benefit accruals solely with respect to vacation and sick leave), under all employee benefit plans (as defined in section 3(3) of ERISA) and all vacation, sick leave, and other compensation plans, policies, agreements and arrangements maintained by the Buyer or any of its affiliates in which such  New Employee participates on or after the Closing Date in the same manner as if such service had been service for Buyer completed after the Closing.
(d)    Subject in all events to applicable Laws and to the existing general terms and conditions of the plans, policies, agreements and arrangements maintained by Buyer or any of its

Affiliates (as same have been applied to similarly situated employees of Buyer prior to the Closing Date), Buyer shall offer medical and dental coverage for New Employees and their spouses and dependents under Buyer’s group health plan (the “Group Health Plan”). Buyer shall cause each such Group Health Plan, and applicable insurance carriers, third-party administrators and any other third parties, to (i) waive any waiting period(s) under the Group Health Plan otherwise applicable to such New Employees and (ii) waive all limitations as to pre-existing medical conditions under the Group Health Plan applicable to New Employees to the extent that such medical conditions would be covered under the Group Health Plan if they were not pre-existing conditions.  Buyer shall take such actions as are necessary to provide continuation health care coverage to New Employees and their qualified beneficiaries who incur qualifying events on or after the Closing Date in accordance with the continuation health care coverage requirements of Section 4980B of the Code or any state analogue (collectively “COBRA”).
(e)    Any New Employees will become eligible to participate in Buyer’s incentive bonus plans effective as of their hire date.
(f)    Following the Closing, subject in all events to applicable Laws, Buyer shall use commercially reasonable efforts to cause to be accepted by the trustee of a Buyer Retirement Plan in which a New Employee is eligible to participate a rollover of any eligible rollover distribution (within the meaning of section 402(c) of the Code) of such New Employee’s benefit under a Seller Retirement Plan (including any notes representing participant loans) provided that Seller provides to Buyer such information as is satisfactory to Buyer to assure itself that such Seller Retirement Plan satisfies the qualification requirements of Section 401(a) of the Code.
(g)    This Section 7.07 shall not constitute an amendment to any employee benefit plan maintained by the Seller and its affiliates, or the Buyer and its affiliates, create any third-party beneficiary rights or inure to the benefit of or be enforceable by any employee or any person representing the interests of employees.
(h)    Buyer agrees that, for a period of twelve (12) months following Closing, Buyer will not, in any manner, directly or indirectly, solicit any person who is an employee of Seller (other than any Business Employee) to apply for or accept employment with Buyer or any other business entity, or discuss with any person who is an employee of Seller (other than any Business Employee) alternative employment with Buyer or any other business entity.
Section 7.08    Updated Exhibits. The Parties agree that Exhibit A-1 is intended to list all of the Leases and Lands that are intended to be included as part of the Assets to be conveyed to Buyer hereunder. In the event that between the date of the execution of this Agreement and Closing it is determined that there are Leases and Lands that have been inadvertently omitted from or incorrectly described on Exhibit A-1, Seller, with the consent of Buyer, which consent shall not be unreasonably withheld or delayed, shall be permitted to supplement Exhibit A‑1 until five (5) days prior to the Closing Date to include those Leases and Lands that have been inadvertently omitted or incorrectly described.
Section 7.09    Dry Canyon Compressor Station. Seller shall pay all sums owed related to the repair of the Dry Canyon Compressor Station (and, as provided in Section 1.03(c)(iii), retain all insurance proceeds related thereto), Seller shall have no liabilities or obligations with respect to Buyer with respect to the Dry Canyon Compressor Station. Without limiting the prior sentence SELLER HEREBY DISCLAIMS ANY WARRANTY, BY CONTRACT OR BY LAW, EXPRESS OR IMPLIED, AS TO THE EFFICACY OF THE REPAIRS OR THE OPERATIONAL CAPABILITY OF THE DRY CANYON COMPRESSOR STATION UPON THE COMPLETION OF SUCH REPAIRS.
Section 7.10    JPMorgan Chase Liens. At least three (3) days prior to the Closing Date, Seller shall deliver to Buyer forms of release of all JPMorgan Chase Liens affecting or burdening the Assets in forms suitable for recording or filing (as applicable), and such releases shall be reasonably satisfactory to Buyer.
Section 7.11    Digital Records. After execution of this Agreement and within ten (10) business days prior to the Closing Date (or termination of the Transition Services Agreement, if utilized), Seller will deliver to Buyer any requested Records available in digital format (“Digital Records”) upon such request by Buyer so that Buyer may prepare to take over operations on the Closing Date. Any Digital Records delivered to Buyer prior to Closing will be subject to the public announcement provisions of Section 7.05 and the Confidentiality Agreement dated July 24, 2013 by and between Seller and Buyer. If this Agreement is terminated prior to the Closing, then Buyer will return the Digital Records to Seller in their entirety and shall destroy any copies of the same that may have been created by Buyer.
Section 7.12    Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable, under applicable Law, contract or otherwise, to consummate the transactions contemplated by this Agreement. The Parties agree to and shall execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement in accordance with the terms hereof.
Section 7.13    Communications Between the Parties Regarding Breach. If a Party develops information prior to the Closing that leads it to believe that the other Party has breached a representation or warranty under this Agreement (taking into account all materiality and other qualifiers set forth in such representations and warranties), it shall inform the other Party in writing as soon as practicable, but in any event prior to the Closing, providing reasonable detail describing the facts and circumstances of such potential breach and identifying the specific representation and warranty alleged to have been breached. If any Party believes the other Party has breached any term of this Agreement, the Party who believes the breach has occurred shall promptly give notice to the other Party of the nature of the breach.
ARTICLE 8
CONDITIONS TO OBLIGATIONS OF SELLER
The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:
Section 8.01    Representations. The representations and warranties of Buyer herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date; and
Section 8.02    Performance. Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing and shall have taken the actions set forth in Section 10.08; and
Section 8.03    Pending Matters. No suit, action, or other proceeding arising from the actions or omissions of Buyer shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment, or decree that would, restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement; and
Section 8.04    Qualifications. At least three (3) days prior to Closing, if the Transition Services Agreement is not being utilized, Buyer shall deliver to Seller documentation demonstrating that Operating Company has in place all bonds or other financial security that are necessary to replace those described in Schedule 5.13 and sufficient to meet the requirements of the applicable Governmental Authorities.
Section 8.05    Novations and Consents to Assignment. Novation of (except as otherwise provided in Section 7.04), the Sale-Leaseback Agreement and the consents to assignment shown on Schedule 7.04 shall have been obtained pursuant to Section 7.04 (except as otherwise provided in Section 7.04).

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF BUYER
The obligations of Buyer to consummate the transaction provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:
Section 9.01    Representations. The representations and warranties of Seller herein contained, shall be true and correct in all material respects on the Closing Date as though made on and as of such date; and
Section 9.02    Performance. Seller shall have performed all material obligations, covenants, and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing and shall have taken the actions set forth in Section 10.07; and
Section 9.03    Pending Matters. No suit, action, or other proceeding arising from the actions or omissions of Seller shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment, or decree that would, restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.
Section 9.04    Novations and Consents to Assignment. Novation of (except as otherwise provided in Section 7.04), the Sale-Leaseback Agreement and the consents to assignment shown on Schedule 7.04 shall have been obtained pursuant to Section 7.04 (except as otherwise provided in Section 7.04).
ARTICLE 10
THE CLOSING
Section 10.01    Time and Place of the Closing. If the conditions referred to in ARTICLE 8 and ARTICLE 9 have been satisfied or waived in writing, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the Denver, Colorado offices of Seller at 9:00 a.m. Mountain Time on December 10, 2013 (the “Closing Date”).
Section 10.02    Allocation of Costs and Expenses and Adjustments to Purchase Price at the Closing.
(c)    At the Closing, the Purchase Price shall be increased (without duplication) by the following amounts:
(i)    the amount of all (A) paid ad valorem, property, severance, production, conservation and other similar Taxes and assessments based upon or measured by the ownership of the Assets, insofar as such Taxes relate to periods of time from and after the

Effective Time, and (B) paid charges, costs, and expenses of any kind or nature that are attributable to the Assets and the period from and after the Effective Time;
(ii)    all expenses, including operating and capital expenditures, incurred and paid by or on behalf of Seller in connection with ownership, operation, and use of the Assets attributable to the period from and after the Effective Time, and including the costs incurred in connection with the authorizations for expenditure described on Schedule 5.08, which costs shall be the responsibility of Buyer to the extent paid by Seller after the Effective Time;
(iii)    all royalties, rentals, and other charges attributable to the Assets for the period from and after the Effective Time to the extent paid by or on behalf of Seller;
(iv)    expenses incurred under applicable operating agreements including any overhead charges allowable under the applicable accounting procedure published by the Council of Petroleum Accountants Societies, Inc. where Seller is non-operator attributable to the Assets for the period from and after the Effective Time to the extent paid by or on behalf of Seller (the costs and expenses for which Seller shall receive an upward adjustment to the Purchase Price pursuant to clauses (i) through (iv) inclusive, shall be referred to as the “Interim Operating Expenses”);
(v)    all upward Purchase Price adjustments for Title Benefits determined in accordance with ARTICLE 4 (but only to the extent not offsetting Title Defects pursuant to ARTICLE 4);
(vi)    the value of all oil, gas, and natural gas liquids above the pipeline connection as of the Effective Time that is credited to the Assets, such value (A) for purposes of the Settlement Statement, to be the actual price received for such oil, gas, or natural gas liquids upon the first unaffiliated third-party sale thereof, if available, and upon such estimates as are reasonably agreed upon by Buyer and Seller, to the extent actual amounts are not known at Closing, and (B) for purposes of the Final Settlement Statement, to be based upon actual amounts; and
(vii)    any other amount provided for in this Agreement or agreed upon in writing by Buyer and Seller.
(d)    At the Closing, the Purchase Price shall be decreased (without duplication) by the following amounts:
(i)    an amount equal to the sales price paid to Seller by the first purchaser of the Hydrocarbons produced, saved, and sold from the Subject Interests from the Effective Time (without deductions of any kind or nature, including royalties and any Taxes based on production), which shall (A) for purposes of the Settlement Statement, be based upon actual amounts, if available, and upon such estimates as are reasonably agreed upon by Buyer and Seller, to the extent actual amounts are not known at Closing, and (B) for purposes of the Final Settlement Statement, be based upon actual amounts;
(ii)    an amount equal to all cash in or attributable to suspense accounts held by Seller relating to the Assets for which Buyer has assumed responsibility under Section 12.01(b);
(iii)    the Allocated Value of any Asset excluded from the purchase and sale contemplated herein pursuant to the provisions of ARTICLE 4;
(iv)    all downward Purchase Price Adjustments for Title Defects and Environmental Defects determined in accordance with ARTICLE 4;
(v)    all Casualty Losses determined in accordance with Section 13.03(c);
(vi)    subject to Section 7.01, proceeds from the sale, salvage, or other disposition of any Equipment or rights in the Assets from and after the Effective Time;
(vii)    all obligations with respect to Production Imbalances described on Schedule 1.02(i) attributable to the Assets for periods before the Effective Time, on the basis of Three Dollars and Thirty Cents ($3.30) per MMBtu in the case of gaseous Hydrocarbons;
(viii)    any other amount provided for in this Agreement or agreed upon in writing by Buyer and Seller;
(ix)    the amount of all pre-Effective Time ad valorem, property, production, severance and similar Taxes allocable to Seller pursuant to Section 10.06 that are not paid prior to Closing; and
(x)    any items of the types described in Sections 10.02(a)(ii) – (iv) which are attributable to periods of time prior to the Effective Time, to the extent paid by or on behalf of Buyer.
(e)    In addition, the balance in the Escrow Account shall be credited against the amount payable by Buyer at Closing. The allocations of costs and expenses and/or adjustments described in Section 10.02(a) and Section 10.02(b) and the crediting of the balance in the Escrow Account as provided in the prior sentence are referred to herein as the “Purchase Price Allocations and Adjustments.”

Section 10.03    Closing Adjustments and Allocations Statement. Not later than five (5) business days prior to the Closing Date, Seller shall prepare and deliver to Buyer a draft statement of the estimated Purchase Price Allocations and Adjustments with appropriate support (the “Settlement Statement”), which Settlement Statement shall be based upon the then most currently available data and information in order to make the adjustments as provided in Section 10.02. Any dispute with respect thereto shall be resolved prior to Closing. If Buyer and Seller cannot resolve any item, the Settlement Statement shall reflect Seller’s calculation of such item.
Section 10.04    Post-Closing Allocations and Adjustments to Purchase Price.
(i)    On or before March 10, 2014, Seller shall prepare and deliver to Buyer a revised Settlement Statement (“Final Settlement Statement”) setting forth the actual Purchase Price Allocations and Adjustments. Each Party shall provide the other such data and information as may be reasonably requested to permit Seller to prepare the Final Settlement Statement or to permit Buyer to perform or cause to be performed an audit of the Final Settlement Statement. The Final Settlement Statement shall become final and binding upon the Parties on the thirtieth (30th) day following receipt thereof by Buyer (the “Final Settlement Date”) unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the dollar amount and the nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall resolve the dispute evidenced by the Notice of Disagreement by mutual agreement, or otherwise in accordance with Section 4.12.
(j)    If the amount of the adjusted Purchase Price as set forth on the Final Settlement Statement (or as finally resolved) exceeds the amount of the estimated Purchase Price previously paid, then Buyer shall pay in immediately available funds to Seller the amount by which the Purchase Price as set forth on the Final Settlement Statement (or as finally resolved) exceeds the amount of the estimated Purchase Price previously paid within five (5) business days after the Final Settlement Date. If the amount of the adjusted Purchase Price as set forth on the Final Settlement Statement (or as finally resolved) is less than the amount of the estimated Purchase Price previously paid, then Seller shall pay in immediately available funds to Buyer the amount by which the Purchase Price as set forth on the Final Settlement Statement (or as finally resolved) is less than the amount of the estimated Purchase Price previously paid within five (5) business days after the Final Settlement Date.
(k)    Pursuant to Section 10.02(b), the Purchase Price is to be reduced by the value of Hydrocarbons produced during the period from and after the Effective Time to the Closing Date. If Buyer shall receive any revenues attributable to such Hydrocarbons for any reason for which Buyer has received a reduction in the Purchase Price pursuant to this Section 10.04(c), Buyer shall promptly remit same in immediately available funds to Seller. Likewise, if Seller shall for any reason receive any of the proceeds of sale of Hydrocarbons produced and saved from the Assets and attributable to the period from and after the Closing Date or any other revenues attributable to the ownership or operation of the Assets from and after the Effective Time, Seller shall promptly remit same in immediately available funds to Buyer.
(l)    Except as otherwise provided in this Agreement, any costs and expenses, including Taxes (other than income taxes), relating to the Assets that are not reflected in the Final Settlement Statement shall be treated as follows:
(i)    All costs and expenses relating to the Assets for the period of time prior to the Effective Time shall be the sole obligation of Seller, and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer in immediately available funds for and indemnify, defend, and hold Buyer harmless from and against the same; and
(ii)    All costs and expenses relating to the Assets for the time period after the Effective Time shall be the sole obligation of Buyer, and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller in immediately available funds for and indemnify, defend, and hold Seller harmless from and against the same.
(m)    Purchase Price adjustments, if any, with respect to Title Defects or Environmental Defects the cure or correction of which or a dispute with respect to the same remains pending on the Final Settlement Date shall be made on a date mutually agreed by the Parties, both acting reasonably.
Section 10.05    Transfer Taxes. All sales, use, documentary, recording, stamp, transfer, and other similar taxes (other than taxes on gross income, net income or gross receipts and franchise taxes) and duties, levies, assessments, fees, or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer. The Parties will reasonably cooperate to eliminate or reduce the assessment of sales or use taxes to the extent permitted by applicable Law. If Seller (not Buyer) is required by applicable Law to appeal or protest the assessment of sales or use taxes, Seller shall protest the assessment of those taxes if Buyer requests Seller in writing to make such appeal or protest, and, in such event, Buyer will reimburse Seller all out-of-pocket expenses incurred by Seller in connection with such appeal or protest. Any penalties, additions to tax or interest levied or assessed with respect to any failure of Buyer to comply with this Section 10.05 shall be allocated to, and shall be payable by, Buyer.
Section 10.06    Tax Matters.
(f)    All ad valorem, property, production, severance, conservation, and similar Taxes attributable to any period prior to the Effective Time will be paid by the Seller. All ad valorem,

property, production, severance, conservation, and similar Taxes attributable to any period from and after the Effective Time shall be paid by Buyer.
(g)    For purposes of determining the allocations described in Section 10.06(a), (i)  Taxes that are imposed on a periodic basis pertaining to calendar year 2013 (other than Taxes described in clauses (ii) or (iii) below) shall be allocated between the portion of such year ending immediately prior to the Effective Time and the portion of such year beginning at the Effective Time by prorating each such Tax based on the number of days in 2013 that occur before Effective Time, on the one hand, and the number of days in 2013 that occur at or after the Effective Time, on the other hand; (ii) Taxes that are attributable to the severance or production of hydrocarbons giving rise to such Taxes occurred; and (iii)  Taxes that are imposed on a transactional basis (other than such Taxes described in clause (ii)) shall be allocated to the period in which the transaction giving rise to such Taxes occurred. For purposes of clause (i) of the preceding sentence, the period for such Taxes with respect to the Assets shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Tax and shall end on the day before the next such date.
(h)    Seller shall file all tax returns and remit all Tax payments with respect to Asset Taxes due on or prior to the Closing Date. Buyer shall file all tax returns and remit all Tax payments with respect to Taxes or transfer taxes, if any, that are use Taxes due after the Closing Date. Each Party shall reimburse the other Party for their portion of such Taxes.
(i)    If the payment of any Tax by any Seller has increased the Purchase Price pursuant to Section 10.02(a)(i), Seller shall not be indemnified or entitled to reimbursement under this Section 10.06 to the extent such increased Purchase Price has actually been paid to Seller. If the non-payment of any Tax by Seller has decreased the Purchase Price pursuant to Section 10.02(b)(ix), Buyer shall not be indemnified or reimbursed with respect to the amount of such Tax payment under this Section 10.06(d).
(j)    The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of tax returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such tax return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Seller and the Buyer agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Effective Time until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

(k)    Seller shall be entitled to any refund of Taxes allocable to Seller under this Section 10.06(f) and Buyer shall be entitled to any refund of Taxes allocable to Buyer under this Section 10.06(f). The Parties shall reasonably cooperate with the other Party in connection with obtaining any refund of Taxes described in this Section 10.06(f), and if a Party receives a refund to which the other Party is entitled, the Party receiving the refund shall pay it to the Party entitled to the refund within thirty (30) business days after such receipt.
Section 10.07    Actions of Seller at the Closing. At the Closing, Seller shall:
(d)    execute and deliver to Buyer the Settlement Statement;
(e)    execute, acknowledge, and deliver to Buyer the Assignment, effective as of the Effective Time, and such other conveyances, assignments, transfers, and other instruments (on forms as required by the applicable Governmental Authority) as may be necessary to transfer the Assets to Buyer;
(f)    execute, acknowledge and deliver to Buyer transfer orders or letters in lieu thereof notifying all purchasers of production of the change of ownership of the Assets and directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets;
(g)    execute and deliver to Buyer any documents or instruments required by the applicable Governmental Authority in order to transfer the operatorship to Operating Company of the Assets;
(h)    deliver to Buyer the Seismic;
(i)    execute and deliver to Buyer fully-executed instruments necessary to complete the novation of the Sale-Leaseback Agreement unless provided otherwise in Section 7.04(d);
(j)    execute and deliver to Buyer the Transition Services Agreement (if requested by Buyer);
(k)    deliver to Buyer a certificate duly executed by an authorized officer of Seller, dated as of the Closing, certifying on behalf of Seller that the conditions set forth in ARTICLE 9 have been fulfilled (the “Seller’s Closing Certificate”);
(l)    deliver to Buyer the releases of the JPMorgan Chase Liens executed and delivered by JPMorgan Chase Bank, N.A.;
(m)    execute, acknowledge and deliver the Fee Surface Conveyances and the Water Rights Conveyances;

(n)    execute and deliver to Buyer a certificate attesting to its non-foreign status;
(o)    deliver to Buyer copies of all of the consents to assignment listed on Schedule 7.04;
(p)    deliver to Buyer possession of the Assets (excluding the Records);
(q)    execute and deliver to Buyer all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Buyer;
(r)    in accordance with the Escrow Agreement, instruct the Escrow Agent to distribute the balance in the Escrow Account in immediately available funds to the account designed by Seller; and
(s)    execute and deliver to Buyer the contract entered into pursuant to Section 7.04(c).
Section 10.08    Actions of Buyer at the Closing. At the Closing, Buyer shall:
(a)    execute and deliver to Seller the Settlement Statement;
(b)    execute, acknowledge, and deliver to Seller the Assignment, effective as of the Effective Time, and such other conveyances, assignments, transfers and other instruments (on forms as required by the applicable Governmental Authority) as may be necessary to transfer the Assets to Buyer;
(c)    execute, acknowledge and deliver to Seller transfer orders or letters in lieu thereof notifying all purchasers of production of the change of ownership of the Assets and directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets;
(d)    cause Operating Company to execute and deliver to Seller any documents or instruments required by the applicable Governmental Authority in order for Operating Company to assume operatorship of the Assets;
(e)    execute and deliver to Seller and the other parties thereto those instruments necessary to complete the novation of the Sale-Leaseback Agreements unless provided otherwise in Section 7.04(d);
(f)    execute and deliver to Seller the Transition Services Agreement (if requested by Buyer);

(g)    deliver to Seller a certificate duly executed by an authorized officer of Buyer, dated as of the Closing, certifying on behalf of Buyer that the conditions set forth in ARTICLE 8 have been fulfilled (the “Buyer’s Closing Certificate”);
(h)    provide to Seller any necessary evidence, including proof of proper bonding and other qualifications, to be entitled to take and actually take possession of the Assets;
(i)    as necessary, execute, acknowledge and deliver to Seller the Fee Surface Conveyances and the Water Rights Conveyances;
(j)    in accordance with the Escrow Agreement, instruct the Escrow Agent to distribute the balance in the Escrow Account in immediately available funds to the account designated by Seller;
(k)    pay the Purchase Price (as adjusted pursuant to the provisions hereof) in immediately available funds to Seller pursuant to wire transfer instructions to be provided by Seller to Buyer;
(l)    execute and deliver to Seller all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller; and
(m)    execute and deliver to Seller the contract entered into pursuant to Section 7.04(c).
Section 10.09    Recordation.
(a)    Promptly following the Closing, Buyer shall (i) cause the documents identified in Section 10.07(b), Section 10.07(i) and Section 10.07(j) to be recorded or filed in the appropriate real property and other applicable records, in the order reasonably agreed upon by the Parties, and Buyer shall promptly provide Seller with copies of all such recorded or filed instruments, and (ii) file with the appropriate Governmental Authority the documents identified in Section 10.07(d).
(b)    Seller shall make the Records or the copies of the Records, as applicable under Section 1.02(h), available to be picked up by Buyer at the offices of Seller during normal business hours within ten (10) days prior to the end of the Transition Services Agreement executed at Closing, to the extent the Records are in the possession of Seller and are not subject to contractual restrictions on transferability. Seller shall have the right at its sole expense to make and retain copies of any of the Records.

ARTICLE 11
TERMINATION
Section 11.01    Right of Termination. This Agreement may be terminated at any time at or prior to the Closing:
(f)    by mutual written consent of the Parties;
(g)    by Seller on the Closing Date if the conditions set forth in ARTICLE 8 have not been satisfied in all material respects by Buyer or waived by Seller in writing by the Closing Date;
(h)    by Buyer on the Closing Date if the conditions set forth in ARTICLE 9 have not been satisfied in all material respects by Seller or waived by Buyer in writing by the Closing Date;
(i)    by either Buyer or Seller if the Closing shall not have occurred on or before December 31, 2013;
(j)    by either Buyer or Seller if any Governmental Authority shall have issued a final and non-appealable order, judgment, or decree or taken any other final and non‑appealable action challenging, restraining, enjoining, prohibiting, or invalidating the consummation of any of the transactions contemplated herein;
(k)    by either Buyer or Seller if (i) the aggregate amount of the Title Defect Values with respect to all Title Defects asserted by Buyer reasonably and in good faith (net of the aggregate amount of the Purchase Price Adjustments for all Title Benefits) plus (ii) the aggregate amount of the Environmental Defect Values with respect to all Environmental Defects asserted by Buyer reasonably and in good faith plus (iii) the aggregate amount of all Casualty Losses exceeds twenty-five percent (25%) of the unadjusted Purchase Price; or
(l)    as otherwise provided herein,
provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), or (d) above if such Party is at such time in Breach of any provision of this Agreement, or such Party instigates a proceeding of the nature described in Section 8.03 or Section 9.03.
Section 11.02    Effect of Termination. In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.01, then except as set forth in Section 2.02, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement; provided, that, except as set forth in Section 2.02, nothing herein shall relieve any Party from any liability for any Breach hereof or any liability that has accrued prior to the date of such termination, which liability, and the applicable terms and provisions of this Agreement, shall survive such termination.

Section 11.03    Attorneys’ Fees, Etc. If any Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorneys’ fees in an amount determined in such proceeding, in addition to any other relief to which such Party may be entitled. This Section 11.03 shall not apply to any proceeding under Section 4.12.
ARTICLE 12
ASSUMPTION AND INDEMNIFICATION
Section 12.01    Buyer’s Obligations after Closing. Upon and after Closing, except to the extent reflected in an upward adjustment of the Purchase Price, Buyer will assume and perform all the obligations, liabilities, and duties relating or with respect to the ownership and/or operation of the Assets that are attributable to periods from and after the Effective Time, together with the litigation described on Schedule 5.06, Part B, responsibility for the reclamation of the wellsites described on Schedule 5.14, the Plugging and Abandonment Obligations, the Environmental Obligations, and all other obligations assumed by Buyer under this Agreement (collectively, the “Assumed Obligations”). Without limiting the generality of the foregoing, the Assumed Obligations shall also specifically include:
(e)    Responsibility for the performance of all express and implied obligations under the instruments described in Exhibit A-1 and Exhibit A-2, together with all other instruments in the chain of title to such Assets, the Leases, the Contracts, the Surface Agreements, the Permits, and all other orders, contracts, and agreements to which the Assets are subject, including the payment of royalties and overriding royalties, in each case to the extent attributable to the periods from and after the Effective Time;
(f)    Seller shall, prior to Closing, pay to the State of Utah those suspended royalties that, as of the date of execution of this Agreement, have escheated or are escheatable to the State of Utah. Seller shall transfer to Buyer pursuant to a downward adjustment to the Purchase Price as set forth in Section 10.02(b) only those monies held in suspense by Seller at Closing that relate to royalties as to which Buyer shall be responsible for distribution after Closing (which shall not include such escheatable monies). Seller shall provide to Buyer any information reasonably requested by Buyer regarding all of Seller’s accounts holding monies in suspense that will be transferred to Buyer together with a written explanation (as contained in Seller’s files) of, the owner name, address, and tax identification number (if known by Seller), the reason such amounts are in suspense, the amount of suspense funds for each such owner making up the total of such funds (or other information identifying the proper disposition of such monies), and all other information with respect thereto required to be provided to the owner or to the state under the laws, rules, and regulations of the affected jurisdiction. To the extent practicable, Seller shall provide such information in the electronic or computer sensible form maintained by Seller. Buyer agrees to take and apply such monies in a manner consistent with applicable Law and with prudent oil and gas business practices and to indemnify Seller against any Claim relating to the failure to pay such funds after the Closing in accordance with the instructions or information delivered to Buyer by Seller. Seller shall remain responsible for the payment of any statutory interest and penalties that may have accrued prior to the Effective Time with respect to such suspense amounts, whether payable to the interest owner or to any state agency in connection with unclaimed property laws, to the extent such interest and penalties are not included in the amount deducted from the Purchase Price pursuant to Section 10.02(b);
(g)    Responsibility for compliance with all Laws now or hereafter in effect pertaining to the Assets, and the procurement and maintenance of all permits, consents, and authorizations of or required by Governmental Authorities in connection with the Assets, attributable to periods from and after the Effective Time;
(h)    Responsibility for all obligations with respect to Production Imbalances attributable to the Assets, whether attributable to periods before or after the Effective Time; and
(i)    Irrevocably and unconditionally guarantee to Seller the full and timely performance and discharge by Operating Company of all obligations and liabilities arising from or related to the following from and after the Effective Time (or termination of Transition Services Agreement if utilized): (1) the performance of the covenants set forth in Section 7.02; and (2) the operation of the Assets in accordance with all applicable Laws.
Section 12.02    Seller’s Obligations after Closing. After Closing, Seller will retain responsibility for (a) the payment of all operating expenses and capital expenditures related to the Assets and attributable to Seller’s ownership and/or its operation of the Assets prior to the Effective Time, (b) severance, conservation, ad valorem, production, property, personal property, and similar Taxes measured by the value of the Assets or measured by the production of Hydrocarbons attributable to all periods during which Seller owned the Assets prior to the Effective Time, (c) the payment of all broker’s and finder’s fees in connection with the transactions contemplated by this Agreement, (d) the obligations, liabilities, and duties of Seller relating to or with respect to its ownership and/or operation of the Assets that are attributable to Seller’s period of ownership of the Assets prior to the Effective Time other than the Plugging and Abandonment Obligations and the Environmental Obligations, (e) any liability of Seller for the personal injury or death of an individual or property damage that arises from operations related to the Assets during Seller’s period of ownership prior to the Effective Time, (f) any breach of the representations set forth in ARTICLE 5 of this Agreement, (g) Seller’s proportionate share of any third-party Claims with respect to the payment of royalties, overriding royalties, production payments, net profit payments, or other payments required by the Leases or the Contracts that accrued during Seller’s period of ownership of the Leases and Contracts prior to the Effective Time; and (h) the litigation described on Schedule 5.06, Part A (collectively, the “Retained Obligations”).
Section 12.03    Plugging and Abandonment Obligations.
(c)    Buyer’s Obligations. Provided Closing occurs, Buyer assumes full responsibility and liability for the following plugging and abandonment obligations related to the Assets (the “Plugging and Abandonment Obligations”), regardless of whether they are attributable to the ownership or operation of the Assets before or after the Effective Time:
(iii)    The necessary and proper plugging, replugging, and abandonment in compliance with applicable Laws and the Leases of all Wells on the Assets, whether plugged and abandoned before or after the Effective Time;
(iv)    The necessary and proper decommissioning, removal, abandonment, and disposal of all structures, pipelines, facilities, equipment, abandoned Assets, junk, and other personal property located on or comprising any part of the Assets in compliance with applicable Laws and the Leases;
(v)    The necessary and proper capping and burying of all associated flow lines located on or comprising any part of the Assets, to the extent required by applicable Laws, the Leases, the Contracts, or other agreements;
(vi)    The necessary and proper restoration of the Assets, both surface and subsurface, in compliance with any applicable Laws, the Leases, the Surface Agreements, the Contracts, or any other applicable agreements and the necessary restoration of the surface of those wellsites described on Schedule 5.14;
(vii)    To the extent not addressed by operation of ARTICLE 4, any necessary clean-up or disposal of any part of the Assets contaminated by NORM, asbestos containing materials, lead based paint, or any other substances or materials considered to be hazardous under applicable Laws, including Environmental Laws;
(viii)    All plugging and abandonment obligations arising from contractual requirements and demands made by Governmental Authorities or parties claiming a vested interest in any part of the Assets; and
(ix)    Cause Operating Company to obtain and maintain all bonds and securities, including supplemental or additional bonds or other securities, that may be required by contract or by Governmental Authorities in relation to plugging and abandonment.

(d)    Standard of Operations. Buyer shall cause Operating Company to conduct all Plugging and Abandonment Obligations and all other operations with respect to the Assets in a good and workmanlike manner and in compliance with all applicable Laws, including Environmental Laws.
Section 12.04    Environmental Obligations. Provided Closing occurs, and except as expressly addressed in Section 4.11, Buyer assumes full responsibility and liability for the following occurrences, events, conditions, and activities on, or related to, or attributable to Seller’s ownership or operation of the Assets (the “Environmental Obligations”) regardless of whether arising from Seller’s ownership or operation of, or relating to, the Assets before or after the Effective Time, and regardless of whether resulting from any acts or omissions of Seller or its Representatives (INCLUDING THOSE ARISING FROM THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (BUT NOT WILLFUL MISCONDUCT OR GROSS NEGLIGENCE), STRICT LIABILITY, OR OTHER LEGAL FAULT OF SELLER OR ANY OF SELLER’S REPRESENTATIVES), or the condition, including the environmental condition, of the Assets when acquired:
(l)    Environmental pollution or contamination, including pollution or contamination of the soil, groundwater, or air by Hydrocarbons, drilling fluid and other chemicals, brine, produced water, NORM, asbestos containing materials, lead based paint, mercury, or any other substance, and any other violation of Environmental Laws or Laws now or hereafter in effect relating to the protection of natural resources;
(m)    Underground injection activities and waste disposal;
(n)    Clean-up responses and the cost of remediation, control, assessment, or compliance with respect to surface and subsurface pollution caused by spills, pits, ponds, lagoons, or storage tanks;
(o)    Failure to comply with applicable land use, surface disturbance, licensing, or notification requirements;
(p)    Disposal (other than offsite disposal) of any hazardous substances, wastes, materials, and products generated by or used in connection with the ownership, development, operation, or abandonment of any part of the Assets; and
(q)    The Dry Canyon Environmental Release.
Section 12.05    Definition of Claims. Except as expressly provided in Section 4.08(a)(vii) and in the Transition Services Agreement referenced in Section 7.03 that specifically operate to include Buyer, the term “Claims” means any and all direct or indirect, demands, claims, notices of violation, notices of probable violation, filings, investigations, administrative proceedings, actions, causes of action, suits, other legal proceedings, judgments, assessments, damages, deficiencies, Taxes, penalties, fines, obligations, responsibilities, liabilities, payments, charges, losses, costs, and expenses (including costs and expenses of operating the Assets) of any kind or character asserted by a third party (whether or not asserted prior to Closing, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, or other legal theory), including penalties and interest on any amount payable as a result of any of the foregoing, any legal or other costs and expenses incurred in connection with investigating or defending any Claim, and all amounts paid in settlement of Claims. Without limiting the generality of the foregoing, the term “Claims” specifically includes any and all Claims arising from, attributable to or incurred in connection with any (a) breach of contract, (b) loss or damage to property, injury to or death of persons, and other tortious injury and (c) violations of applicable Laws, including Environmental Laws and any other legal right or duty actionable at law or equity.
Section 12.06    Application of Indemnities.
(n)    All indemnities set forth in this Agreement extend to the officers, directors, partners, managers, members, shareholders, agents, contractors, employees, and affiliates of the indemnified party (“Representatives”).
(o)    UNLESS THIS AGREEMENT EXPRESSLY PROVIDES TO THE CONTRARY, THE INDEMNITY AND RELEASE, AND WAIVER AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT APPLY, REGARDLESS OF WHETHER THE INDEMNIFIED PARTY (OR ITS REPRESENTATIVES) CAUSES, IN WHOLE OR PART, AN INDEMNIFIED CLAIM, INCLUDING INDEMNIFIED CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR IN PART, FROM, OUT OF, OR IN CONNECTION WITH THE CONDITION OF THE ASSETS OR THE SOLE, JOINT, OR CONCURRENT NEGLIGENCE (BUT NOT SECURITIES FRAUD CLAIMS THAT REQUIRE SCIENTER OR KNOWLEDGE AS ONE ELEMENT OF THE CAUSE OF ACTION, WILLFUL MISCONDUCT, GROSS NEGLIGENCE OR FRAUD BY THE INDEMNIFIED PARTY), STRICT LIABILITY, OR OTHER LEGAL FAULT OF THE INDEMNIFIED PARTY OR ANY OF ITS REPRESENTATIVES.
(p)    NEITHER BUYER NOR SELLER SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY, RESPECTIVELY, AND EACH PARTY RELEASES THE OTHER PARTY FROM AND WAIVES, ANY LOSSES, COSTS, EXPENSES, OR DAMAGES ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT OR ANY OTHER AMOUNT IN EXCESS OF THE ACTUAL COMPENSATORY

DAMAGES SUFFERED BY SUCH PARTY EXCEPT THAT IF THE DISPUTE BETWEEN SELLER AND BUYER IS BASED ON A FAILURE OF THE TRANSACTION CONTEMPLATED HEREBY TO CLOSE, THE SOLE AND EXCLUSIVE REMEDIES SHALL BE THOSE PROVIDED FOR IN SECTION 2.02. BUYER AND SELLER WAIVE, AND RELEASE EACH OTHER FROM ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY, AND CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT; PROVIDED, HOWEVER, ANY SUCH DAMAGES RECOVERED BY A THIRD PARTY (OTHER THAN SUBSIDIARIES, AFFILIATES, OR PARENTS OF A PARTY) FOR WHICH A PARTY OWES THE OTHER PARTY AN INDEMNITY UNDER THIS AGREEMENT SHALL NOT BE WAIVED. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT IS CONSPICUOUS.
(q)    The indemnities of the indemnifying Party in this Agreement do not cover or include any amounts that the indemnified party may legally recoup from other third-party owners under applicable joint operating agreements or other agreements and for which the indemnified Party is reimbursed by any third party. The indemnifying Party will pay all costs incurred by the indemnified Party in obtaining reimbursement from third parties. There will be no upward or downward adjustment in the Purchase Price as a result of any matter for which Buyer or Seller is indemnified under this Agreement.
Section 12.07    Buyer’s Indemnity. Buyer shall release and indemnify, defend and hold Seller and its Representatives harmless from and against any and all Claims caused by, resulting from, or incidental to (i) the Assumed Obligations, (ii) any breach by Buyer of any of Buyer’s representations or warranties contained herein (subject to the survival periods in Section 12.10), or (iii) any Breach by Buyer of its covenants and agreements set forth in this Agreement.
Section 12.08    Seller’s Indemnity. Subject to Section 12.10, Section 12.11 and Section 12.12, Seller shall release and indemnify, defend and hold Buyer and its Representatives harmless from and against any and all Claims caused by, resulting from, or incidental to (i) the Retained Obligations, (ii) any Breach by Seller of Seller’s representations and warranties contained herein (subject to the survival periods set forth in Section 12.10), and (iii) any Breach by Seller of its covenants and agreements contained in this Agreement.
Section 12.09    Notices and Defense of Indemnified Claims. Each Party shall immediately notify the other Party of any Claim of which it becomes aware and for which it is entitled to indemnification from the other Party under this Agreement. The indemnifying Party shall be obligated to defend, at the indemnifying Party’s sole expense, any litigation or other administrative or adversarial proceeding against the indemnified Party relating to any Claim for which the indemnifying Party has agreed to release and indemnify and hold the indemnified Party harmless under this Agreement; provided, however, that the failure to give such notice shall not relieve the indemnifying Party from its obligations unless such failure to give notice actually prejudices the indemnifying Party and so long as the notice is given within the period set forth in Section 12.10. The indemnified Party shall have the right to participate with the indemnifying Party in the defense of any such Claim at its own expense. An indemnified Party shall use reasonable commercial efforts to pursue, and to cause its affiliates to pursue, all insurance claims to which it may be entitled in connection with any Claims for which a claim for indemnification is made, and the Parties shall cooperate with each other in pursuing insurance claims with respect to any such Claims or any indemnification obligations from third parties with respect to any such Claims. An indemnifying Party shall not, without the prior written consent of the indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the indemnified Party (other than as a result of money damages covered by the indemnity).
Section 12.10    Survival.
(a)    The representations and warranties of Seller in ARTICLE 5 (other than the representations and warranties of Seller in Section 5.01, Section 5.02 and Section 5.03, which shall survive the Closing without time limit, and the representations and warranties set forth in Section 5.04 and Section 5.07, which survive the Closing by a period equal to the statute of limitations), shall survive the Closing for a one-year period commencing on the Closing Date. The representations and warranties of Buyer in ARTICLE 6 (other than the representations and warranties of Buyer in Section 6.01, Section 6.02 and Section 6.03, which survive the Closing without time limit, and the representations and warranties in Section 6.04, which survive the Closing by a period equal to the statute of limitations) shall survive the Closing for a one-year period commencing on the Closing Date. Except as expressly provided in Section 12.10(b), the covenants and agreements of the Parties set forth in this Agreement shall survive the Closing until such covenants and agreements (including indemnity obligations) have been fully performed in all respects. Representations, warranties and covenants shall be of no further force or effect after the date of their termination.
(b)    The indemnity of Seller as provided in Section 12.08 shall survive for a period of one year from and after the Closing, less and except Seller’s indemnity obligation under (i) Section 12.02(b), Section 12.02(c) and Section 12.02(e), which shall survive for a period equal to the statute of limitations from and after Closing and (ii) Seller’s indemnity obligation for the litigation described on Schedule 5.06, Part A, which shall survive until a final non-appealable judgment is entered in each matter described on Schedule 5.06, Part A. Notwithstanding anything herein to the contrary, Buyer shall not be entitled to make any, and hereby waives, the right to assert, any Claim for indemnity pursuant to the terms of this Agreement against Seller unless Buyer seeks indemnification for such Claim by a written notice received by Seller prior to the expiration of the applicable time period set forth in the prior sentence.
Section 12.11    Limitations on Seller’s Indemnification Obligations. SELLER’S AGGREGATE LIABILITIES FOR INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 12 AND ANY CLAIM OF A BREACH BY SELLER OF ANY REPRESENTATION AND WARRANTY SHALL NOT EXCEED TWENTY PERCENT (20%) OF THE PURCHASE PRICE.
Section 12.12    Representation as to Title and Environmental Matters. Notwithstanding the survival of certain of Seller’s representations and warranties for a one-year period commencing on the Closing Date pursuant to Section 12.10, as to any matter that would constitute a Title Defect or an Environmental Defect that could also result in the Breach of any Seller representation and warranty in ARTICLE 5, then except for the special warranty of title set forth in the Assignment, the warranty in the warranty deeds transferring the Fee Surface Interests and the representations and warranties set out in Section 5.27 and Section 5.29, Buyer’s sole and exclusive remedy shall be to assert prior to the Notification Date such matter as a Title Defect or an Environmental Defect, and the matter will be handled pursuant only to ARTICLE 4. Buyer shall be precluded from asserting any such matter as a Breach of any representation and warranty other than under the special warranty of title set forth in the Assignment, the warranty in the warranty deeds transferring the Fee Surface Interests and the representations and warranties set out in Section 5.27 and Section 5.29.
Section 12.13    Exclusive Remedy. The terms and provisions of this ARTICLE 12 and those provided in ARTICLE 2, ARTICLE 4, ARTICLE 7, ARTICLE 8, ARTICLE 9, ARTICLE 10, and ARTICLE 11 shall be the sole and exclusive remedy of each of the Parties indemnified hereunder with respect to the representations, warranties, covenants, and agreements of the Parties set forth in this Agreement and the other documents executed and delivered hereunder; provided, however, that the terms of this Section 12.13 shall not be applicable to the extent that a Party has committed fraud, securities fraud (where one of the elements of the cause of action is scienter or knowledge), willful misconduct or gross negligence.
Section 12.14    Defenses and Counterclaims. Each Party that is required to assume any obligation or liability of the other Party pursuant to this Agreement or that is required to release and defend, indemnify or hold the other Party harmless hereunder shall, notwithstanding any other provision hereof to the contrary, be entitled to the use and benefit of all defenses (legal and equitable) and counterclaims of such other Party in defense of third-party Claims arising out of any such assumption or indemnification.
Section 12.15    Anti-Indemnity Statute, No Insurance; Subrogation. Buyer and Seller agree that with respect to any statutory limitations now or hereafter in effect affecting the validity or enforceability of the indemnities provided for in this Agreement, such indemnities shall be deemed amended in order to comply with such limitations. This provision concerning statutory limitations shall not apply to indemnities for all liabilities of the indemnifying Party that are covered by such Party’s insurance. The indemnification provisions provided in this ARTICLE 12 shall not be construed as a form of insurance. Buyer and Seller hereby waive for themselves and their successors and assigns, including their insurers, any rights to subrogation for Claims for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from their respective insurers.
ARTICLE 13
DISCLAIMERS; CASUALTY LOSS AND CONDEMNATION
Section 13.01    Disclaimers of Representations and Warranties. The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, whether express, implied, at common law, or statutory. EXCEPT AS PROVIDED IN ANY EXPRESS REPRESENTATION OR WARRANTY OF SELLER AS CONTAINED IN THIS AGREEMENT AND SUBJECT TO THE TERMINATION OF ANY SUCH EXPRESS REPRESENTATION OR WARRANTY OF SELLER IN ACCORDANCE WITH THIS AGREEMENT, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, INFORMATION IN RESPECT OF PRODUCTION IMBALANCES, OR THE QUALITY, QUANTITY, OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) THE ACCURACY, COMPLETENESS, OR MATERIALITY OR SIGNIFICANCE OF ANY INFORMATION, DATA, GEOLOGICAL AND GEOPHYSICAL DATA (INCLUDING ANY INTERPRETATIONS OR DERIVATIVES BASED THEREON), OR OTHER MATERIALS (WRITTEN OR ORAL) CONSTITUTING PART OF THE ASSETS, NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, (c) THE CONDITION, INCLUDING, THE ENVIRONMENTAL CONDITION OF THE ASSETS AND (d) THE COMPLIANCE OF SELLER’S PAST PRACTICES WITH THE TERMS AND PROVISIONS OF ANY LEASE IDENTIFIED ON EXHIBIT A-1, OR ANY SURFACE AGREEMENT IDENTIFIED ON EXHIBIT A-2, PERMIT, CONTRACT, OR APPLICABLE LAWS, INCLUDING ENVIRONMENTAL LAWS AND LAWS RELATING TO THE PROTECTION OF NATURAL RESOURCES, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 5. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND

NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, FACILITIES, INVENTORY, MACHINERY, FIXTURES, BUILDINGS, TRAILERS, ROLLING STOCK, VEHICLES, AND GEOLOGICAL DATA (INCLUDING ANY INTERPRETATIONS OR DERIVATIVES BASED THEREON) CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY IMPLIED OR EXPRESS WARRANTY THAT ANY DATA TRANSFERRED PURSUANT HERETO IS NON-INFRINGING, (v) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (vi) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vii) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAWS, AND (viii) EXCEPT AS SPECIFICALLY PROVIDED IN ARTICLE 5, ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, OR LAWS RELATING TO THE PROTECTION OF THE ENVIRONMENT, HEALTH, SAFETY, OR NATURAL RESOURCES OR RELATING TO THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, INCLUDING ASBESTOS CONTAINING MATERIAL, LEAD BASED PAINT, MERCURY, OR ANY OTHER HAZARDOUS SUBSTANCES OR WASTES, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT THE ASSETS, INCLUDING ALL PERSONAL PROPERTY, EQUIPMENT, FACILITIES, INVENTORY, MACHINERY, FIXTURES, BUILDINGS, ROLLING STOCK, TRAILERS, AND VEHICLES OR GEOLOGICAL DATA INCLUDED IN THE ASSETS, SHALL BE CONVEYED TO BUYER, AND BUYER SHALL ACCEPT THE SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. BUYER REPRESENTS AND WARRANTS TO SELLER THAT BUYER WILL MAKE, OR CAUSE TO BE MADE, SUCH INSPECTIONS WITH RESPECT TO SUCH ASSETS AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAWS (INCLUDING ENVIRONMENTAL LAWS) TO BE EFFECTIVE, THE DISCLAIMERS OF THE WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR ALL PURPOSES.
BUYER ACKNOWLEDGES IT IS ACCEPTING ALL SEISMIC UNDER THIS AGREEMENT “AS IS,” AND SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN RESPECT TO THE QUALITY, ACCURACY, COMPLETENESS OR USEFULNESS OF SUCH SEISMIC OR OTHERWISE, AND ANY SUCH IMPLIED WARRANTIES OR REPRESENTATIONS ARE HEREBY EXPRESSLY NEGATED. SUCH SEISMIC IS DELIVERED HEREUNDER WITH THE EXPLICIT

UNDERSTANDING AND AGREEMENT OF BUYER: (A) SELLER IS PROVIDING BUYER ALL SEISMIC SELLER HAS REASONABLY BEEN ABLE TO LOCATE, BUT CERTAIN OF THE SEISMIC MAY HAVE BEEN LOST AND THEREFORE ARE NOT BEING PROVIDED BUYER; AND (B) ANY ACTION TAKEN OR EXPENDITURES MADE BY BUYER AND ITS AFFILIATES OR ANY OTHER THIRD PARTIES WITH WHICH BUYER HAS ANY BUSINESS RELATIONSHIP, INCLUDING JOINT VENTURERS OR OWNERS OF INTERESTS IN OIL AND GAS PROPERTIES WITH WHICH BUYER IS ASSOCIATED, BASED ON ITS OR THEIR EXAMINATION, EVALUATION, INTERPRETATION OR USE OF THE SEISMIC, OR ANY ANALYSES THEREOF, SHALL BE AT ITS OWN RISK AND RESPONSIBILITY, AND BUYER NOR SUCH OTHER PERSONS SHALL HAVE ANY CLAIM AGAINST SELLER, AND ITS SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS, AND BUYER HEREBY RELEASES THE FOREGOING FROM ANY LIABILITY AS A CONSEQUENCE THEREOF.
Section 13.02    NORM. BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT OIL AND GAS PRODUCING FORMATIONS CAN CONTAIN NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”). SCALE FORMATION OR SLUDGE DEPOSITS CAN CONCENTRATE LOW LEVELS OF NORM ON EQUIPMENT AND OTHER ASSETS. THE ASSETS SUBJECT TO THIS AGREEMENT MAY HAVE LEVELS OF NORM ABOVE BACKGROUND LEVELS, AND A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THE ASSETS BY REASON THEREOF. THEREFORE, BUYER MAY NEED TO, AND SHALL, FOLLOW SAFETY PROCEDURES WHEN HANDLING THE EQUIPMENT AND OTHER ASSETS.
Section 13.03    Casualty Loss; Condemnation.
(r)    Except as otherwise provided in this Agreement, Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets from and after the Effective Time, including with respect to the depletion of Hydrocarbons, the watering-out of any Well, the collapse of casing, sand infiltration of Wells, and the depreciation of personal property.
(s)    Prior to the Closing, there shall not have been a material adverse change in the Assets taken as a whole caused by an event of casualty (a “Casualty”), including volcanic eruptions, acts of God, fire, explosion, earthquake, wind storm, flood, drought, condemnation, the exercise of any right of eminent domain, confiscation, or seizure, but excepting depletion due to normal production and depreciation or failure of equipment or casing.
(t)    If, prior to the Closing, a Casualty occurs (or Casualties occur) that results in a reduction in the value of the Assets in excess of fifteen percent (15%) of the Purchase Price (“Casualty

Loss”), this Agreement shall remain in full force and effect notwithstanding any such Casualty Loss, and, at Seller’s sole option, (i) Seller shall retain such Asset subject to such Casualty and such Asset shall be the subject of an adjustment to the Purchase Price in the same manner set forth in Section 4.03 hereof, or (ii) at the Closing, Seller shall pay to Buyer all sums paid to Seller by reason of such Casualty Loss, (provided, however, that the Purchase Price shall not be adjusted by reason of such payment) and shall assign, transfer, and set over unto Buyer all of the right, title, and interest of Seller in and to such Asset and any unpaid awards, other payments or claims arising out of such Casualty Loss.
(u)    For purpose of determining the value of a Casualty Loss, the Parties shall use the same methodology as applied in determining the value of a Title Defect as set forth in Section 4.03(a).
Section 13.04    Waiver of Consumer Rights. BUYER HEREBY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, CHAPTER 17, SUBSECTION E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), OF THE TEXAS BUSINESS AND COMMERCE CODE (“DTPA”), A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTING WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER. TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, BUYER REPRESENTS TO SELLER THAT (i) IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION; (ii) IT IS REPRESENTED BY LEGAL COUNSEL OF ITS OWN CHOOSING IN ENTERING INTO THIS AGREEMENT; AND (iii) SUCH LEGAL COUNSEL WAS NOT DIRECTLY OR INDIRECTLY IDENTIFIED, SUGGESTED, OR SELECTED BY SELLER OR AN AGENT OF SELLER.
ARTICLE 14
MISCELLANEOUS
Section 14.01    Names. As soon as reasonably possible after the Closing, but in no event later than forty-five (45) days after the Closing, Buyer shall remove the names of Seller, and all variations thereof, from all of the Assets and make the requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to place the title or other indicia or responsibility of ownership, including operation of the Assets, in a name other than the name of the Seller, or any variations thereof.
Section 14.02    Expenses. Each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for any such expenses from the other Party.

Section 14.03    Document Retention. As used in this Section 14.03, the term “Documents” shall mean all files, documents, books, records, and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller has retained either the original or a copy of), including financial and tax accounting records; land, title and division order files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than seven (7) years following the Closing Date (or for such longer period as may be required by Laws of any Governmental Authority) and shall allow Seller or its representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Seller shall have the right during such period to make copies of any of the Documents at its expense.
Section 14.04    Entire Agreement. This Agreement, the documents to be executed and delivered hereunder, and the Exhibits and Schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof; provided, however, that this Agreement does not supersede that certain Confidentiality Agreement dated July 24, 2013, by and between the Seller and Buyer, which agreement shall not survive the Closing. No supplement, amendment, alteration, modification, or waiver of this Agreement shall be binding unless executed in writing by each of the Parties and specifically referencing this Agreement.
Section 14.05    Waiver. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 14.06    Construction. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
Section 14.07    No Third-Party Beneficiaries. Except as provided in Section 4.08(a) and Section 12.06(a), nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy, or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract.
Section 14.08    Assignment. Except as provided in Section 2.04, neither Party may assign or delegate any of its rights or duties hereunder to any individual or entity without the prior written consent of the other Party, and any assignment or delegation made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, assigns, and legal representatives.

Section 14.09    Governing Law; Venue. This Agreement, the other documents delivered pursuant hereto, and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Texas. The validity of the various conveyances affecting the title to real property shall be governed by and construed in accordance with the Laws of the State of Utah. Any litigation arising out of this Agreement shall be brought before the Federal or state courts sitting in the City and County of Denver, Colorado, and the Parties irrevocably consent to the jurisdiction of such courts and waive any right to choose or request any other venue. Each of the Parties consents to the service of process in any suit, action, or proceeding in any of the aforesaid courts by the service of process on any Party anywhere in the world, including by mailing copies of process to such Party by certified or registered mail to the address set forth in Section 14.10. Nothing in this Section 14.09 will affect the right of any Party to serve legal process in any other manner permitted by law or at equity.
Section 14.10    Notices. Any notice, communication, request, instruction, or other document required or permitted hereunder (including notices of Title Defects and Environmental Defects) shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight delivery service, or facsimile to the addresses of Seller and Buyer set forth below. Any such notice shall be effective and deemed given only upon receipt.

Seller: BILL BARRETT CORPORATION 1099 18th Street, Suite 2300 Denver, Colorado 80202 Attention:	Senior Vice President – Business Development Telephone: (303) 293-9100 Fax: (303) 291-0420

With a copy which shall not constitute notice to: BILL BARRETT CORPORATION 1099 18th Street, Suite 2300 Denver, Colorado 80202 Attention:	Senior Vice President-General Counsel Telephone: (303) 293-9100 Fax: (303) 291-0420
Buyer:

Enervest Energy Institutional Fund XIII-A, L.P.
Enervest Energy Institutional Fund XIII-WIB, L.P.
Enervest Energy Institutional Fund XIII-WIC, L.P.
c/o EnerVest, Ltd.
1001 Fannin, Suite 800

Houston, Texas 77002
Attention:    Fabené J. Welch
Facsimile:    (713) 982-1500
Email:    fwelch@enervest.net

With a copy which shall not constitute notice to: c/o EnerVest, Ltd. 1001 Fannin, Suite 800 Houston, Texas 77002 Attention:	Phil C. DeLozier Facsimile: (713) 650-3556 Email: pdelozier@enervest.net
Either Party may, by written notice delivered to the other Party, change its address for notice purposes hereunder.
Section 14.11    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 14.12    Interpretation. This Agreement shall be deemed and considered for all purposes to have been jointly prepared by the Parties and shall not be construed against any one Party (nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision hereof, who supplied the form of Agreement, or any other event of the negotiation, drafting, or execution of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates. In construing this Agreement, the following principles will apply:
(a)    A defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.
(b)    If there is any conflict or inconsistency between the provisions of the main body of this Agreement and the provisions of any Exhibit or Schedule hereto, the provisions of this Agreement shall take precedence. If there is any conflict between the provisions of any Assignment or other transaction documents attached to this Agreement as an Exhibit and the provisions of any Assignment and other transaction documents actually executed by the Parties, the provisions of the executed Assignment and other executed transaction documents shall take precedence.

(c)    Schedules and Exhibits referred to herein are hereby incorporated and made a part of this Agreement for all purposes by such reference.
(d)    The omission of certain provisions of this Agreement from the Assignment does not constitute a conflict or inconsistency between this Agreement and the Assignment and will not effect a merger of the omitted provisions. To the fullest extent permitted by Laws, all provisions of this Agreement are hereby deemed incorporated into the Assignment by reference.
(e)    The words “includes” and “including” and their derivatives means “includes, but not limited to” or “including, but not limited to,” and corresponding derivative meanings.
(f)    The Article, Section, Exhibit, and Schedules references in this Agreement refer to the Articles, Sections, Exhibits, and Schedules of this Agreement. The headings and titles in this Agreement are for convenience only and shall have no significance in interpreting this Agreement.
(g)    The term “knowledge” whether or not capitalized, shall mean with respect to (i) Seller the actual knowledge (after reasonable inquiry) of any of David R. Macosko (Senior Vice President Accounting), Duane J. Zavadil (Senior Vice President-Government, Regulatory Affairs), Monty D. Shed (Vice President-Production), Mike Angus (Operations Manager, Roosevelt, Utah office) and Dianne Rowston (Senior Landman-Business Development) and (ii) as to Buyer, the actual knowledge (after reasonable inquiry) of any of Phil C. DeLozier (Sr. VP Acquisitions), Ken Mariani (President and CEO, EnerVest Operating, L.L.C.) and Steve McDaniel (Sr. VP and General Manager, EnerVest Operating, L.L.C.).
(h)    The adjective “material,” whether or not capitalized, shall mean a situation, circumstance, consequence, or concept whose relevance to the transactions contemplated by this Agreement as a whole is of significance and would not be considered a small or insignificant deviation from the terms of this Agreement.
(i)    The term “Material Adverse Effect” shall mean any defect, condition, change, or effect (other than with respect to which the Purchase Price has been adjusted) that when taken together with all other such defects, conditions, changes, and effects significantly diminishes the value, use, operations, or development of the Assets taken as a whole. Notwithstanding the foregoing, the following shall not be considered in determining whether a Material Adverse Effect has occurred:
(i)    Fluctuations in commodity prices;
(ii)    Changes in Laws or Environmental Laws; or

(iii)    Changes in the oil and gas industry that do not have a disproportionate impact on the ownership and operation of the Assets.
(j)    “Breach” shall mean any breach of, or any falsity or inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other contract, agreement, or instrument contemplated by this Agreement, or any event that with the passing of time or the giving or notice, or both, would constitute such a breach, inaccuracy, or failure.
(k)    “Tax” means all taxes and any other assessments, duties, fees, levies, or other charges imposed by a Governmental Authority based on or measured by the ownership or value of the Assets, the production of Hydrocarbons, the receipt of proceeds with respect to such Assets or Hydrocarbons, or otherwise related in any manner or attributable to the Assets or the production of Hydrocarbons, including any production tax, windfall profits tax, severance tax, personal property tax, real property tax, ad valorem tax, or excise tax together with any interest, fine, or penalty thereon, or addition thereto.
(l)    The plural shall be deemed to include the singular, and vice versa.
(m)    Unless otherwise expressly provided herein, any Law defined or referred to herein means such Law as from time to time amended, including by succession of comparable successor Law.
Section 14.13    Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.
Section 14.14    Counterpart Execution. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each Party that executes the same whether or not all of such Parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one (1) Agreement, but each counterpart shall be considered an original. In the event that this Agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format date file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
To facilitate the execution and recording of the conveyance of the Assets from Seller to Buyer, the Parties agree that they may execute multiple assignments substantially in the form attached as Exhibit D, which contain only that portion of the Assets that are located in a particular county, and all such assignments shall constitute a single conveyance of the Assets from Seller to Buyer.

Section 14.15    Audit Rights. Buyer, at Buyer’s expense, may engage an auditing firm to conduct an audit of the revenues and expenses of Seller attributable to the Assets for the period of thirty-six (36) months prior to the Effective Time through the Closing Date. Seller agrees, from the date of this Agreement until one hundred eighty (180) days after Closing, that Seller will cooperate and assist such auditors, including making available (at Buyer’s sole cost and expense) books, records and personnel of Seller reasonably requested by such auditing firm.
Section 14.16    Buyer Liability. Notwithstanding anything to the contrary in this Agreement, the Parties agree that, (a) prior to and at Closing, each Buyer shall be jointly and severally liable for Buyer’s obligations and liabilities under this Agreement and (b) after Closing, each Buyer shall be severally, but not jointly, liable (each for its Proportionate Share) for Buyer’s obligations and liabilities under this Agreement (other than the obligations set out in Section 10.04, for which each Buyer shall remain jointly and severally liable).

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IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.
SELLER:

BILL BARRETT CORPORATION
By:     /s/ R. Scot Woodall
    R. Scot Woodall
    Chief Executive Officer and President
BUYER:

ENERVEST ENERGY INSTITUTIONAL FUND XIII-A, L.P.

By:     EnerVest, Ltd., Its General Partner
By:    EnerVest Management GP, L.C., Its General
    Partner
By:     /s/ John B. Walker
Name:    John B. Walker
Title:    President and Chief Executive Officer
ENERVEST ENERGY INSTITUTIONAL FUND XIII-WIB, L.P.

By:     EnerVest, Ltd., Its General Partner
By:    EnerVest Management GP, L.C., Its General
    Partner
By:     /s/ John B. Walker
Name:    John B. Walker
Title:    President and Chief Executive Officer

ENERVEST ENERGY INSTITUTIONAL FUND XIII-WIC, L.P.

By:     EnerVest, Ltd., Its General Partner
By:    EnerVest Management GP, L.C., Its General
    Partner
By:     /s/ John B. Walker
Name:    John B. Walker
Title:    President and Chief Executive Officer